                                                                     EXHIBIT 2.1





                          AGREEMENT AND PLAN OF MERGER



                         dated as of February 18, 1997,



                                     among



                   Millers Integrated Claims Resources, Inc.

                           Millers Merger Corporation

                          Strategic Data Systems, Inc.

                        and the Management Shareholders

                               TABLE OF CONTENTS


                                                                                                                Page
AGREEMENT AND PLAN OF MERGER  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1

ARTICLE 1          THE MERGER, EFFECTIVE TIME, PRICE  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
           1.1     The Merger   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
           1.2     Effect of the Merger   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
           1.3     Consummation of the Merger   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
           1.4     Articles of Incorporation; Bylaws; Directors and Officers  . . . . . . . . . . . . . . . . .   2
           1.5     Conversion of Securities   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
           1.6     Price and Payment of Cash for Shares   . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
           1.7     Escrow for Certain Liabilities   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
           1.8     Shareholders' Agent  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
           1.9     Taking of Necessary Action; Further Action   . . . . . . . . . . . . . . . . . . . . . . . .   6

ARTICLE 2         REPRESENTATIONS AND WARRANTIES OF
                  MILLERS AND MERGER SUB. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
           2.1    Organization and Qualification  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
           2.2    Authority Relative to Agreement   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
           2.3    Brokers   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
           2.4    Effect of Agreement   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7

ARTICLE 3          REPRESENTATIONS AND WARRANTIES OF THE
                   COMPANY AND THE MANAGEMENT SHAREHOLDERS  . . . . . . . . . . . . . . . . . . . . . . . . . .   7
           3.1     Organization, Good Standing, Power, etc.   . . . . . . . . . . . . . . . . . . . . . . . . .   7
           3.2     Authorized Capitalization of the Company   . . . . . . . . . . . . . . . . . . . . . . . . .   8
           3.3     Subsidiaries   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
           3.4     Effect of Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
           3.5     Financial Statements   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
           3.6     Absence of Certain Changes or Events   . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
           3.7     Taxes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
           3.8     Real Property  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
           3.9     Environmental Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
           3.10    Personal Property  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
           3.11    Contracts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
           3.12    Legal Proceedings  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
           3.13    Labor Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
           3.14    Patents, Trademarks, Franchises, etc.  . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
           3.15    Loans, Notes, Accounts Receivable and Accounts Payable   . . . . . . . . . . . . . . . . . .  19
           3.16    Corporate Documents, Books and Records   . . . . . . . . . . . . . . . . . . . . . . . . . .  19
           3.17    Absence of Sensitive Payment   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
           3.18    Insurance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
           3.19    Employees  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
           3.20    Employee Plans   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
           3.21    Transactions with Related Parties  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
           3.22    Directors and Officers; Banks  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
           3.23    Ownership, Quality and Location of Material Assets   . . . . . . . . . . . . . . . . . . . .  23
           3.24    Absence of Undisclosed Liabilities   . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
           3.25    Brokerage  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
           3.26    Permits  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
           3.27    Shareholder Information  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
           3.28    Full Disclosure  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
           3.29    Credit Cards   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
           3.30    Expenses   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25

ARTICLE 4         REPRESENTATIONS AND WARRANTIES
                  OF THE MANAGEMENT SHAREHOLDERS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
           4.1    Title to Shares   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
           4.2    Power; Binding Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
           4.3    No Conflicts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
           4.4    Legal Proceedings   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
           4.5    Consents  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26

ARTICLE 5          CONDUCT OF BUSINESS PENDING THE MERGER . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
           5.1     Conduct of Business by the Company Pending the Merger  . . . . . . . . . . . . . . . . . . .  26
           5.2     Conduct of Business by the Subsidiary Pending the Merger   . . . . . . . . . . . . . . . . .  28
           5.3     Affirmative Covenants  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28

ARTICLE 6         COVENANTS OF THE COMPANY AND THE
                  MANAGEMENT SHAREHOLDERS   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
           6.1    Shareholder Information   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
           6.2    Shareholders' Meeting   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
           6.3    No Shopping   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
           6.4    Approval of Merger  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
           6.5    Proxy   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
           6.6    Release   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
           6.7    Consents  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
           6.8    Confidential Information  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
           6.9    Independent Covenants   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
           6.10   Injunctive Relief   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
           6.11   Repayment of Shareholder Loans  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
           6.12   Shareholders' Agent Agreement   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
           6.13   Employee Compensation Plans   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32

ARTICLE 7         ADDITIONAL AGREEMENTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
           7.1    Expenses  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
           7.2    Additional Agreements   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
           7.3    Notification of Certain Matters   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
           7.4    Access to Information   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
           7.5    Information for Other Filings   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34

ARTICLE 8         CONDITIONS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
           8.1    Conditions to Obligation of Each Party to Effect the Merger   . . . . . . . . . . . . . . . .  35
           8.2    Additional Conditions to the Obligation of the Company  . . . . . . . . . . . . . . . . . . .  35
           8.3    Additional Conditions to the Obligations of Millers and Merger Sub  . . . . . . . . . . . . .  37

ARTICLE 9         TERMINATION, AMENDMENT AND WAIVER . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
           9.1    Termination   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
           9.2    Effect of Termination   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41
           9.3    Amendment   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41
           9.4    Waiver  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41

ARTICLE 10        INDEMNIFICATION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41
           10.1   Indemnification for Costs   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41
           10.2   Indemnification for Philadelphia Settlement Costs   . . . . . . . . . . . . . . . . . . . . .  42
           10.3   Indemnification for Tax Liabilities . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42
           10.4   Remedies  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
           10.5   Indemnification by Millers and Surviving Corporation  . . . . . . . . . . . . . . . . . . . .  43
           10.6   Shareholders Remedies . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
           10.7   Procedures for Resolution and Payment of Claims for Indemnification . . . . . . . . . . . . .  44

ARTICLE 11        GENERAL PROVISIONS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45
           11.1   Public Statements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45
           11.2   Notices . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45
           11.3   Representations and Warranties  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  46
           11.4   Closing . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  47
           11.5   Arbitration . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  47
           11.6   Miscellaneous . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  47

AGREEMENT AND PLAN OF MERGER SIGNATURE PAGE . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  48

Schedules

     Schedule 1.4 - Directors and Officers of Surviving Corporation
     Schedule 3.3 - Partnerships and Joint Ventures
     Schedule 3.4 - Effect of Agreement
     Schedule 3.5 - Prepayment Penalties
     Schedule 3.6 - Absence of Certain Changes or Events
     Schedule 3.7 - Taxes
     Schedule 3.8 - Real Property
     Schedule 3.9 - Environmental Matters
     Schedule 3.10 - Personal Property
     Schedule 3.11 - Contracts
     Schedule 3.12 - Legal Proceedings
     Schedule 3.14 - Patents, Trademarks, Franchises, etc.
     Schedule 3.18 - Insurance
     Schedule 3.19 - Employees
     Schedule 3.20 - Employee Plans
     Schedule 3.21 - Transactions with Related Parties
     Schedule 3.22 - Directors and Officers; Banks
     Schedule 3.23 - Material Assets
     Schedule 4.1  - Management Shareholders
     Schedule 8.3(q) - Landlord Waivers and Estoppels
     Schedule 8.3(u) - Copyright Assignments

Exhibits

     Exhibit A - Escrow Agreement
     Exhibit B - Shareholders' Agent Agreement
     Exhibit C - Form of Release
     Exhibit D - Employment Agreements
     Exhibit E - Form of Opinion for Millers
     Exhibit F - Form of Opinion for Company
     Exhibit G - Building Lease

                          AGREEMENT AND PLAN OF MERGER


     THIS AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of February 18, 1997, is among Millers Integrated Claims Resources, Inc., a Texas corporation ("Millers"), Millers Merger Corporation, a Wisconsin corporation and a subsidiary of Millers ("Merger Sub"), Strategic Data Systems, Inc., a Wisconsin corporation (the "Company"), and the shareholders of the Company set forth on the signature page hereto which execute this Agreement (the "Management Shareholders"). The Company and Merger Sub are hereinafter collectively referred to as the "Constituent Corporations".


     Whereas, Millers, as the sole shareholder of Merger Sub, and the respective Boards of Directors of Merger Sub and the Company, have each approved the merger of Merger Sub into the Company in accordance with the Wisconsin Business Corporation Law (the "Wisconsin Law") and the provisions of this Agreement; the Board of Directors of the Company has directed that the Merger, as hereinafter defined, be submitted for approval by the shareholders of the Company (the "Shareholders").

     NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, Millers, Merger Sub, the Company and the Management Shareholders hereby agree as follows:


                                   ARTICLE 1
                       THE MERGER, EFFECTIVE TIME, PRICE

     1.1 The Merger. At the Effective Time (as defined in Section 1.3 hereof), in accordance with this Agreement and the Wisconsin Law, Merger Sub shall be merged (such merger being herein referred to as the "Merger") with and into the Company, the separate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation. The Company hereinafter sometimes is referred to as the "Surviving Corporation."

     1.2 Effect of the Merger. When the Merger has been effected, the Surviving Corporation shall thereupon and thereafter possess all the rights, privileges, powers and franchises of a public as well as of a private nature, and be subject to all the restrictions, disabilities and duties of each of the Constituent Corporations; and all and singular, the rights, privileges, powers and franchises of each of the Constituent Corporations and all property, real, personal and mixed, and all debts due to either of the Constituent Corporations on whatever account, as well for stock subscriptions as all other things in action or belonging to each of such corporations shall be vested in the Surviving Corporation; and all property, rights, privileges, powers and franchises, and all and every other interest shall be thereafter as effectually the property of the Surviving Corporation as they were of the respective Constituent Corporations, and the title to any real estate vested by deed or otherwise, in any of such Constituent Corporations, shall not revert or be in any way impaired by reason of the Merger; but all rights of creditors and all liens upon any property of any of said Constituent Corporations shall be preserved unimpaired, and all debts, liabilities and duties of the respective Constituent Corporations shall thenceforth attach to the Surviving Corporation, and may be enforced against it to the same extent as if said debts, liabilities and duties had been incurred or contracted by it.

     1.3 Consummation of the Merger. As soon as is practicable after the satisfaction or waiver of the conditions set forth in Article 8 hereof, the parties hereto will cause the Merger to be consummated by filing with the Department of Financial Institutions of Wisconsin an articles of merger and plan of merger in such form as required by, and executed in accordance with, the relevant provisions of the Wisconsin Law (the time of such filing being the "Effective Time" and the date of such filing being the "Effective Date").

     1.4         Articles of Incorporation; Bylaws; Directors and Officers.
The Articles of Incorporation and bylaws of the Surviving Corporation shall be amended and restated to be identical with the Articles of Incorporation and bylaws of the Merger Sub as in effect immediately prior to the Effective Time until thereafter amended as provided therein and under the Wisconsin Law. The initial directors of the Surviving Corporation shall be the persons listed on
Schedule 1.4 hereto. At the Effective Time, the officers of the Surviving Corporation shall be the persons holding the respective offices listed on
Schedule 1.4 hereto. Such directors and officers shall serve in such capacities until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's Articles of Incorporation and bylaws and the Wisconsin Law.

     1.5 Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Millers, Merger Sub, the Company or the holder of any of the shares (the "Shares") of common stock, no par value (the "Common Stock") of the Company:

                 (a) Each Share issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares (as defined in Section 1.5(e)), shall be canceled and retired and be converted into and become a right to receive cash in an amount equal to the Share Price, as defined in
     Section 1.6 hereof.

                 (b) Each Share which is held in the treasury of the Company or which is owned by any direct or indirect subsidiary of the Company shall be canceled and retired, and no payment shall be made with respect thereto.

                 (c) Each outstanding or authorized subscription, option, warrant, call, right (including any preemptive right), commitment, or other agreement of any character whatsoever which obligates or may obligate the Company to issue or sell any additional shares of its capital stock or any securities convertible into or evidencing the right to subscribe for any shares of its capital stock or securities convertible into or exchangeable for such shares, if any, shall be terminated, and no payment shall be made with respect thereto.

                 (d) Each share of Common Stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and, subject to section 180.0622 of the Wisconsin Law, as interpreted, nonassessable share of Common Stock, par value $0.01 per share, of the Surviving Corporation.

                 (e) Each Share issued and outstanding immediately prior to the Effective Time and held by a Shareholder who shall not have voted in favor of the adoption of this Agreement and the approval of the Merger and who has validly perfected dissenter's rights in accordance with the Wisconsin Law shall not be converted into and become a right to receive cash in an amount equal to the Share Price in accordance with the terms of this Agreement (all such Shares are hereinafter referred to as "Dissenting Shares"). The Company shall give Millers prompt notice upon receipt by the Company of any written notice from any Shareholder who intends to exercise dissenter's rights (a "Dissenting Shareholder"). The Company agrees that prior to the Effective Time, it will not, except with prior written consent of Millers, voluntarily make any payment with respect to, or settle or offer to settle, any request for withdrawal pursuant to the exercise of dissenter's rights. Each Dissenting Shareholder who becomes entitled, pursuant to the provisions of applicable law, to payment for such Dissenting Shareholder's shares of the Company shall receive payment therefor from the Surviving Corporation (but only after the amount thereof shall be agreed upon or finally determined pursuant to the provisions of applicable law). If any Dissenting Shareholder shall fail to perfect or shall effectively withdraw or lose such Dissenting Shareholder's right to receive the value of such Dissenting Shareholder's Shares, each of such Dissenting Shareholder's Shares shall thereupon be converted into a right to receive cash in an amount equal to the Share Price in accordance with the terms of this Agreement. The Surviving Corporation shall (i) assume the obligations, if any, to pay the fair value of any Shares as to which the holders thereof have perfected dissenters' rights under the Wisconsin Law and (ii) notify the Disbursing Agent (hereinafter defined) of the names of the holders who have, and the number of Shares with respect to which there are, perfected statutory rights of dissenting shareholders. Persons who have perfected statutory rights of dissenting shareholders as aforesaid shall not be paid by the Disbursing Agent as provided in this Agreement except upon instructions from the Surviving Corporation.

     1.6         Price and Payment of Cash for Shares.

                 (a) The aggregate consideration for the Shares of the Company shall be $18,000,000 multiplied by a fraction, the numerator of which is the number of Shares to be converted under Section 1.5(a) and the denominator of which is the number of Shares issued and outstanding immediately prior to the Effective Date (the "Aggregate Share Price").
     The "Share Price" shall be equal to the Aggregate Share Price divided by the number of Shares to be converted under Section 1.5(a). At or prior to the Effective Time, Millers shall deposit or cause to be deposited with Norwest Bank Wisconsin, N.A. (the "Disbursing Agent") as agent for the holders of Shares to be canceled pursuant to Section 1.5(a) (such holders hereinafter referred to as the "Nondissenting Shareholders"), cash in an amount (hereinafter referred to as the "First Installment") equal to (A) the Aggregate Share Price less (B) the sum of (i) the aggregate amount of the funds deposited in the escrow established pursuant to Section 1.7 hereof (the "Escrow Amount") and (ii) the amount, if any, of Shareholder Expenses set forth in the Expense Notice as defined in Section 7.1 hereof. The First Installment is designed to provide for an initial payment to the Nondissenting Shareholders of their pro rata share of the Aggregate Share Price net of the Escrow Amount and the amount of Shareholder Expenses set forth in the Expense Notice (as defined in Section 7.1 hereof).

                 As soon as practicable after the Effective Time, but in any event not later than seven days after the Effective Time, the Disbursing Agent shall mail to each record holder, as of the Effective Time, of an outstanding certificate or certificates which immediately prior to the Effective Time represented Shares (individually, a "Certificate" and collectively, the "Certificates"), a letter of transmittal and instructions for use in effecting the surrender of the Certificates for payment thereof. Upon surrender to the Disbursing Agent of a Certificate, together with such duly executed letter of transmittal, the holder of such Certificate shall, subject to the terms of Shareholders' Agent Agreement (as defined in Section 1.8), receive in exchange therefor a check or wire transfer in the amount equal to the difference between (i) the product of
     (x) the First Installment and (y) a fraction, the numerator of which is the number of Shares represented by such Certificate and the denominator of which is the number of Shares to be converted pursuant to Section 1.5(a) and (ii) any amount required to be withheld under applicable withholding Federal income tax regulations. No interest will be paid or accrued on the amounts payable under this Section 1.6 upon surrender of the Certificates. Until so surrendered and exchanged, each such Certificate shall, after the Effective Time, be deemed to represent only the right to receive such amount along with the right to receive amounts, if any, to be distributed pursuant to the Escrow Agreement (hereinafter defined), and until such surrender and exchange no cash shall be paid to the holder of such outstanding Certificate in respect thereof. If payment is to be made to a person other than the person in whose name a surrendered Certificate is registered, it shall be a condition to such payment that the Certificate so surrendered shall be endorsed or shall be otherwise in proper form for transfer and that the person requesting such payment shall have paid any transfer and other taxes required by reason of such payment in a name other than that of the registered holder of the Certificate surrendered or shall have established to the satisfaction of the Surviving Corporation or the Disbursing Agent that such tax either has been paid or is not payable. If any cash deposited with the Disbursing Agent pursuant to this Section 1.6 for purposes of payment in exchange for such Shares remains unclaimed following the expiration of six months after the Effective Time, such cash shall be delivered to the Surviving Corporation by the Disbursing Agent, and thereafter the surrender and exchange shall be effected directly with the Surviving Corporation (subject to abandoned property, escheat or other similar laws). No interest shall accrue or be payable with respect to any amounts which any holder shall be entitled to receive pursuant to Sections 1.5(a) and 1.6 hereof. The Surviving Corporation or the Disbursing Agent shall be authorized to pay the cash attributable to any Certificate theretofore issued which has been lost or destroyed upon receipt of satisfactory evidence of ownership of the Shares represented thereby and of appropriate indemnification. From and after the Effective Time, the holders of Certificates evidencing ownership of Shares outstanding immediately prior to the Merger shall cease to have any rights with respect to such Shares except as otherwise provided herein or by the Wisconsin Law. Prior to the Effective Time, the Company may distribute to its Shareholders letters of transmittal and instructions for use in effecting surrender of Certificates and such Shareholders may surrender their Certificates to the Disbursing Agent; provided, however, the Disbursing Agent shall take no action with respect to such Certificates until the Effective Time.

                 (b) After the Effective Time, there shall be no transfers on the stock transfer books of the Surviving Corporation of any Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, certificates for Shares are presented to the Surviving Corporation, they shall be canceled and exchanged for cash as provided in this Section 1.6, subject to the Wisconsin Law and the provisions of
     Section 1.5(e) hereof in the case of Dissenting Shares.

                 (c) If the holder of any Shares shall become entitled to receive payment for such Shares pursuant to the Wisconsin Law, such payment shall be made by the Disbursing Agent with respect to payments to Nondissenting Shareholders or by the Surviving Corporation with respect to payments to Dissenting Shareholders. The obligation of Millers or the Surviving Corporation to pay for the Shares shall be satisfied by delivery of the funds comprising the First Installment to the Disbursing Agent and by delivery of funds comprising the Escrow Amount to the Escrow Agent (as hereinafter defined). Neither Millers nor the Surviving Corporation shall be responsible in any manner whatsoever for (i) any failure or inability of the Shareholders' Agent or the Disbursing Agent to honor any provisions of this Agreement, the Shareholders' Agent Agreement or the Escrow Agreement, (ii) any instructions given by the Shareholders' Agent to the Disbursing Agent or failure to give such instructions by the Shareholders' Agent, (iii) the investment of funds held by the Shareholders' Agent or the Disbursing Agent or (iv) the amount or timing of the disbursement of funds by the Shareholders' Agent or the Disbursing Agent.

     1.7 Escrow for Certain Liabilities. At or prior to the Effective Time, Millers shall deposit or cause to be deposited in escrow with U.S. Trust Company of Texas, N.A. (the "Escrow Agent") as escrow agent pursuant to the terms of the Escrow Agreement (the "Escrow Agreement") substantially in the form of Exhibit A hereto, cash in an amount equal to $2,500,000 (such amount hereinafter referred to as the "Escrow Amount"). The aggregate Escrow Amount shall be segregated into a "Millers Account" to be held in respect of liabilities arising under Section 10.1 of this Agreement and a "Philadelphia Account" to be held in respect of liabilities arising under Section 10.2 of this Agreement as set forth in the Escrow Agreement. The Escrow Amount shall be released to the Disbursing Agent or the Surviving Corporation, as appropriate, pursuant to the provisions of the Escrow Agreement.

     1.8 Shareholders' Agent. Approval of the Merger by the Shareholders shall constitute the approval, designation and appointment by the Shareholders of Stuart Warrington as the agent on behalf of all of the Shareholders (the "Shareholders' Agent") pursuant to the terms of a Shareholders' Agent Agreement (the "Shareholders' Agent Agreement") in the form of Exhibit B hereto. The Shareholders' Agent shall be authorized to act on behalf of all of the Shareholders in accordance with the terms of the Shareholders' Agent Agreement and the actions of the Shareholders' Agent taken pursuant to the Shareholders' Agent Agreement shall be binding upon all of the Shareholders.

     1.9 Taking of Necessary Action; Further Action. Each of Millers, Merger Sub, the Management Shareholders and the Company shall use all reasonable efforts to take all such actions as may be necessary or appropriate in order to effectuate the Merger under the Wisconsin Law or federal law as promptly as possible. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of either of the Constituent Corporations, the officers and directors of the Surviving Corporation are fully authorized in the name of their corporation or otherwise to take, and shall take, all such lawful and necessary action.


                                   ARTICLE 2
                       REPRESENTATIONS AND WARRANTIES OF
                             MILLERS AND MERGER SUB

     Millers and Merger Sub represent and warrant the following:

     2.1 Organization and Qualification. Each of Millers and Merger Sub is a corporation duly organized and validly existing under the laws of the state of its incorporation and has the requisite corporate power to carry on its business as now conducted. Copies of the charter documents and bylaws of Merger Sub heretofore delivered to the Company are accurate and complete as of the date hereof. Millers is in good standing under the laws of the State of Texas.

     2.2 Authority Relative to Agreement. Each of Millers and Merger Sub has the requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement by Millers and Merger Sub and the consummation by Millers and Merger Sub of the transactions contemplated hereby have been duly authorized by the Boards of Directors of Millers and Merger Sub and by Millers as the sole shareholder of Merger Sub as of the date of this Agreement, and no other corporate proceedings on the part of Millers or Merger Sub are necessary to authorize this Agreement and the transactions contemplated hereby. This Agreement has been duly executed and delivered by Millers and Merger Sub and (assuming that it has been duly executed and delivered by the Company and the

Management Shareholders) constitutes a legal, valid and binding obligation of each such company, enforceable against each such company in accordance with its terms except as enforcement thereof may be limited by liquidation, conservatorship, bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditor's rights generally from time to time in effect and except that equitable remedies are subject to judicial discretion. Other than in connection with or in compliance with the provisions of the Wisconsin Law, and the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "Hart-Scott-Rodino Act"), no notice to, filing with, or authorization, consent or approval of, any public body or authority is necessary for the consummation by Millers or Merger Sub of the transactions contemplated by this Agreement.

     2.3 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Merger based upon arrangements made by or on behalf of Millers or the Merger Sub.

     2.4 Effect of Agreement. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will conflict with, violate or result in a breach of any provision of the charter documents or bylaws of Millers or Merger Sub or any law, rule, regulation or ordinance applicable to Millers or Merger Sub or any agreement to which Millers or Merger Sub is a party.

                                   ARTICLE 3
                     REPRESENTATIONS AND WARRANTIES OF THE
                    COMPANY AND THE MANAGEMENT SHAREHOLDERS

     The Company and each of the Management Shareholders represent and warrant to Millers and Merger Sub as follows:

     3.1         Organization, Good Standing, Power, etc.

                 (a) The Company is a corporation duly organized and validly existing under the laws of the State of Wisconsin, and has all requisite corporate power and authority to own, operate and lease its properties and to carry on its business as now being conducted. The Company is duly qualified as a foreign corporation to do business, and is in good standing in the states of South Carolina, Maine and Massachusetts. The Company is not required to be qualified or licensed to do business as a foreign corporation in any other jurisdiction where the failure to be qualified or licensed in any such other jurisdiction would have a material adverse effect on the Company. Copies of the Articles of Incorporation and bylaws of the Company heretofore delivered to Millers and Merger Sub or their representatives by the Company are true and complete as of the date hereof. Each of such Articles of Incorporation and bylaws is in full-force and effect, and the Company is not in violation or breach of any of the provisions of its Articles of Incorporation or bylaws.

                 (b) The Company has the requisite corporate power and authority to enter into this Agreement and, subject to obtaining any necessary shareholder approval of the Merger as required by the Wisconsin Law, to perform its obligations hereunder. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by the Board of Directors of the Company. No other corporate proceedings on the part of the Company are necessary for the execution and delivery of this Agreement by the Company and, subject to obtaining shareholder approval of the Merger as required by the Wisconsin Law, the consummation by the Company of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and the Management Shareholders and (assuming that it has been duly executed and delivered by Millers and Merger Sub), constitutes a legal, valid and binding obligation of the Company and the Management Shareholders, enforceable against the Company and the Management Shareholders in accordance with its terms except as enforcement thereof may be limited by liquidation, conservatorship, bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditor's rights generally from time to time in effect and except that equitable remedies are subject to judicial discretion.

                 (c) Upon obtaining shareholder approval of the Merger as required by the Wisconsin Law, the Shareholders' Agent Agreement and the Escrow Agreement will be duly executed and delivered by the Shareholders' Agent and, (assuming due execution and delivery by the other parties thereto) will constitute a legal, valid and binding obligation of the Shareholders' Agent, enforceable against the Shareholders' Agent in accordance with their terms except as enforcement thereof may be limited by liquidation, conservatorship, bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditor's rights generally from time to time in effect and except that equitable remedies are subject to judicial discretion.

     3.2 Authorized Capitalization of the Company. The authorized capital stock of the Company consists solely of 150,000 shares of common stock, no par value, of which 117,013.64 shares are validly issued and outstanding, fully paid and nonassessable (subject to section 180.0622 of the Wisconsin Law, as interpreted), and 26,936 shares are held in the Company's treasury. There are no outstanding or authorized subscriptions, options, warrants, calls, rights (including any preemptive rights), commitments, or other agreements of any character whatsoever which obligate or may obligate the Company to issue or sell any additional shares of its capital stock or any securities convertible into or evidencing the right to subscribe for any shares of its capital stock or securities convertible into or exchangeable for such shares. There are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any outstanding shares of capital stock of, or other ownership interests in, the Company or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any other entity. There are no outstanding agreements or obligations of any character obligating the Company to register any shares of its capital stock under the Securities Act of 1933, as amended.

     3.3         Subsidiaries.

                 (a) Other than Applied Quoting Systems, Inc., a Wisconsin corporation (the "Subsidiary"), which is the only subsidiary of the Company, the Company does not own any direct or indirect interest in any corporation or business entity and except as set forth on Schedule 3.3, the Company is not a participant in (i) any partnership or any joint venture with any third party evidenced by a written agreement or (ii) any oral partnership or joint venture involving the sharing of present or future commissions, fees, income, profits, losses or expenses. Neither the Company nor the Subsidiary owns any interest in Riverview Building, LLC.

                 (b) The Subsidiary is a corporation duly organized and validly existing under the laws of the State of Wisconsin, and has all requisite corporate power and authority to own, operate and lease its properties and to carry on its business as now being conducted. The Subsidiary is not required to be qualified or licensed to do business as a foreign corporation in any jurisdiction where the failure to be qualified or licensed would have a material adverse effect on the Subsidiary.
     Copies of the Articles of Incorporation and bylaws of the

     Subsidiary heretofore delivered to Millers and Merger Sub or their representatives by the Company are true and complete as of the date hereof. Each of such Articles of Incorporation and bylaws is in full-force and effect, and the Subsidiary is not in violation or breach of any of the provisions of its Articles of Incorporation or bylaws. No corporate proceedings or consent on the part of the Subsidiary is necessary for the execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby.

                 (c) The Company owns 100% of the outstanding shares of capital stock of the Subsidiary. The authorized capital stock of the Subsidiary consists solely of 9,000 shares of common stock, par value $0.01 per share, of which 100 shares are validly issued and outstanding, fully paid and nonassessable (subject to section 180.0622 of the Wisconsin Law, as interpreted). There are no outstanding or authorized subscriptions, options, warrants, calls, rights (including any preemptive rights), commitments, or other agreements of any character whatsoever which obligate or may obligate the Subsidiary to issue or sell any additional shares of its capital stock or any securities convertible into or evidencing the right to subscribe for any shares of its capital stock or securities convertible into or exchangeable for such shares. There are no outstanding contractual obligations of the Company or the Subsidiary to repurchase, redeem or otherwise acquire any outstanding shares of capital stock of, or other ownership interests in, the Subsidiary or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any other entity.

     3.4 Effect of Agreement. Other than in connection with or in compliance with the provisions of the Wisconsin Law and the Hart-Scott-Rodino Act, the execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby will not require any notice to, filing with, or the consent, approval or authorization of any person or governmental authority. Except as set forth in
Schedule 3.4, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in the acceleration or termination of, or the creation in any party of the right to accelerate, terminate, modify or cancel, any indenture, contract, lease, sublease, loan agreement, note or other obligation or liability to which the Company or the Subsidiary is a party or is bound or to which any of their assets are subject, (ii) conflict with, violate or result in a breach of any provision of the charter documents or bylaws of the Company or the Subsidiary,
(iii) conflict with or violate any law, rule, regulation, ordinance, order, writ, injunction or decree applicable to the Company or the Subsidiary or by which any of their properties or assets are bound or affected or (iv) conflict with or result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or result in the creation of any lien, charge or encumbrance on any of the properties or assets of the Company or the Subsidiary pursuant to any of the terms, conditions or provisions of any indenture, contract, lease, sublease, loan agreement, note, permit, license, franchise, agreement or other instrument, obligation or liability to which the Company or the Subsidiary is a party or by which the Company or the Subsidiary or any of their assets is bound or affected.

     3.5         Financial Statements.

                 (a) The Company has delivered to Millers and Merger Sub or their representatives audited consolidated financial statements of the Company and the Subsidiary as at December 31, 1995, and for the year then ended, including, without limitation, a statement of consolidated balance sheets and the related consolidated statements of operations, stockholders' equity and cash flows for the year then ended (the "1995 Financial

     Statements") which have been audited by KPMG Peat Marwick LLP, the independent public accountants of the Company.

                 (b) The Company has also delivered to Millers and Merger Sub or their representatives unaudited consolidated financial statements of the Company and the Subsidiary as of September 30, 1996, and for the 9-month period then ended, consisting of a balance sheet and statement of operations (the "Interim Financial Statements").

                 (c) The 1995 Financial Statements and the Interim Financial Statements (collectively, the "Financial Statements") are in accordance with the books and records of the Company. Except as set forth therein (including the notes thereto), the 1995 Financial Statements have been prepared in accordance with generally accepted accounting principles, consistently applied throughout the periods involved. The 1995 Financial Statements and the Interim Financial Statements (except for normal year end entries and adjustments consistent with past practices) fairly represent the financial condition of the Company and the Subsidiary and the results of operations as at the dates and for the periods therein specified.

                 (d) There are no liabilities of the kind required by generally accepted accounting principles consistently applied to be reflected, noted or reserved against on the balance sheet of the Company and the Subsidiary as of December 31, 1995, except those which have been reflected, noted or reserved against in such balance sheet. There are no liabilities of the kind required in accordance with the past practices of the Company to be reflected, noted or reserved against on the balance sheet of the Company and the Subsidiary as of September 30, 1996 except those which have been reflected, noted or reserved against on such balance sheet and except for normal year end entries and adjustments consistent with past practices. Neither the Company nor the Subsidiary is directly or indirectly liable to or obligated to provide funds in respect of or to guarantee or assume any obligation of any person except to the extent reflected and fully reserved against in the Financial Statements. Except as set forth on Schedule 3.5, all liabilities of the Company and the Subsidiary can be prepaid without penalty at any time.

                 (e) The consolidated pretax net income of the Company (as determined in accordance with past practices consistently applied) for the year ended December 31, 1996 prior to up to $325,000 of Transaction Expenses (as defined in Section 3.30 hereof) shall not be less than $1.9 million; provided however, that to the extent that the Company records a write-off on its balance sheet at December 31, 1996 solely at the request of Millers or with respect to accounts receivable from Millers, pretax net income shall be determined prior to giving effect to such write-offs.

     3.6         Absence of Certain Changes or Events.  Except as disclosed in
       Schedule 3.6, since September 30, 1996:

                 (a) neither the Company nor the Subsidiary has incurred any obligation or liability in excess of $50,000 (contingent or otherwise), except current liabilities incurred in the ordinary course of business and Transaction Expenses (as defined herein);

                 (b) neither the Company nor the Subsidiary has discharged or satisfied any lien or encumbrance or paid any obligation or liability (contingent or otherwise) in excess of $50,000, except current liabilities outstanding on the applicable date set forth above, current liabilities incurred since such date in the ordinary course of business, obligations and liabilities under contracts in the ordinary course of business and Transaction Expenses;

                 (c) neither the Company nor the Subsidiary has mortgaged, pledged or subjected to lien, charge, security interest or other encumbrance any of its assets or properties, except in the ordinary course of business;

                 (d) neither the Company nor the Subsidiary has sold, transferred, leased or otherwise disposed of any of its assets or properties, except in the ordinary course of business and for a fair consideration;

                 (e) neither the Company nor the Subsidiary has canceled or compromised any debt owed to it or claim by it, except in the ordinary course of business;

                 (f) neither the Company nor the Subsidiary has knowingly and expressly waived or released any rights of substantial value;

                 (g) except in the ordinary course of business, neither the Company nor the Subsidiary has sold, assigned, transferred or granted any rights under any licenses, franchises, patents, inventions, trademarks, service marks, trade names, or copyrights or rights with respect to any know-how or other intangible assets, which sale, assignment, transfer or grant would have an adverse effect on it;

                 (h) neither the Company nor the Subsidiary has amended or terminated any contract, franchise, agreement or license to which it is a party, which amendment or termination would have an adverse effect on it;

                 (i) neither the Company nor the Subsidiary has knowingly disposed of or permitted to lapse any rights for the use of any patent, trademark, service mark, trade name or copyright or knowingly disposed of or disclosed to any person not an employee, supplier, broker, distributor or customer any trade secret, process or know-how not theretofore a matter of public knowledge, which dispositions or disclosures would have an adverse effect on it;

                 (j) neither the Company nor the Subsidiary has terminated the employment of any department head or officer of either the Company or the Subsidiary or entered into (i) any written employment agreement or
     (ii) any oral employment agreement not terminable without penalty by any party thereto upon 60 days notice;

                 (k) neither the Company nor the Subsidiary has increased the rate of compensation or bonus payments payable or to become payable to any of its officers or directors (including, without limitation, any payment of or promise to pay any bonus or special compensation) except for increases and bonuses payable in the ordinary course of business consistent with past practices;

                 (l) neither the Company nor the Subsidiary has declared any dividend or made any payment or distribution to its Shareholders;

                 (m) Except for the issuance by the Company of 1,500 Shares to Robert Agazzi upon exercise of all vested stock options, neither the Company nor the Subsidiary has purchased, redeemed, issued, sold or otherwise acquired or disposed of any of its shares of capital stock or other equity securities, or agreed to do so, or granted any options, warrants or other rights to purchase or convert any obligation into any shares of its capital stock or any evidence of indebtedness or other securities;

                 (n) neither the Company nor the Subsidiary has entered into any other transaction, contract or commitment other than in the ordinary course of business (other than the transaction contemplated by this Agreement);

                 (o) neither the Company nor the Subsidiary has agreed to do any of the things described in the preceding clauses (a) through (n);

                 (p) there has not been any material adverse change in the financial condition, operating results, assets, operations, business, employee relations or customer or supplier relations of the Company or the Subsidiary, or to the knowledge of the Company or the Management Shareholders, in the business prospects of the Company or the Subsidiary;

                 (q) there has not been any damage, destruction or loss, whether or not covered by insurance, materially and adversely affecting the property or business of the Company or the Subsidiary; and

                 (r) there has not been any material change in the operation of the business of the Company or the Subsidiary or any material transactions entered into, except such changes and transactions occurring in the ordinary course of business and not otherwise required to be disclosed pursuant to this Section 3.6.

     3.7 Taxes. Except as disclosed in Schedule 3.7 hereto, the Company and the Subsidiary have timely filed or caused to be timely filed (including allowable extensions) all federal, state, local foreign and other tax returns for income taxes, sales taxes, withholding taxes, employment taxes, property taxes, franchise taxes and all other taxes of every kind whatsoever which are required by law to have been filed. The Company and the Subsidiary have paid or caused to be paid all taxes, assessments, fees, penalties and other governmental charges which have become due pursuant to said returns and all other taxes, assessments, fees, penalties and other governmental charges which have become due and payable. Neither the Company nor the Subsidiary has filed or entered into any election, consent or extension agreement that extends the applicable statute of limitations with respect to its liability for taxes, except as set forth in Schedule 3.7 hereto. The provisions for income and other taxes reflected in the balance sheet included in the 1995 Financial Statements and the Interim Financial Statements make adequate provision for all accrued and unpaid taxes of the Company, whether or not disputed, and the Company has made and will continue to make adequate provision for such taxes on its books and records until the Effective Time. Except as set forth in
Schedule 3.7 hereto, neither the Company nor the Subsidiary is a party to any action or proceeding pending or, to the Company's or Management Shareholders' knowledge, threatened by any governmental authority for assessment or collection of taxes; no unresolved claim for assessment or collection of such taxes has been asserted against the Company or the Subsidiary, and no audit or, to the Company's or Management Shareholders' knowledge, investigation by state or local government authorities is under way. Except for liabilities asserted, or which may be asserted, in actions or proceedings or as a result of audits or investigations listed in Schedule 3.7 hereto, there is and will be no further liability for any such taxes for periods prior to the Effective Date, whether by future deficiency assessments or otherwise, and no interest or penalties accrued or accruing with respect thereto. The Company has delivered or made available to Millers and Merger Sub or their representatives copies of the federal income and state franchise tax returns of the Company and the Subsidiary for the taxable years ended in 1993, 1994 and 1995 and all state sales tax reports and returns of the Company and the Subsidiary for the period between

January 1, 1993 and the date of this Agreement, and the taxes paid and payable, as reflected in all such returns and reports, state accurately the total tax payable for the periods designated.

     3.8         Real Property.

                 (a) Schedule 3.8 contains a complete and accurate list of all real property owned or leased by the Company or the Subsidiary (the "Schedule 3.8 property"), and the Company has supplied or made available to Millers and Merger Sub or their representatives copies of all surveys conducted on behalf of and all title insurance policies issued in favor of the Company or the Subsidiary with respect to the owned real property. Except as otherwise disclosed in Schedule 3.8 and except for liens for taxes not yet due and payable, the Schedule 3.8 property owned in fee by either the Company or the Subsidiary is free and clear of all liens, mortgages, pledges, security interests, conditional sales agreements, charges, encumbrances and other adverse claims or interests of any nature whatsoever. To the knowledge of the Company or the Management Shareholders, all improvements on the Schedule 3.8 property are in good condition and repair, reasonable wear and tear excepted.

                 (b) Except as disclosed in Schedule 3.8, there are no existing leases, subleases, tenancies, licenses, contracts or other agreements relating to the Schedule 3.8 property to which the Company or the Subsidiary is a party (the "Leases"), and the Company has delivered or made available to Millers and Merger Sub or their representatives true and complete copies of all of the Leases of the Schedule 3.8 property.

                 (c) Except as disclosed in Schedule 3.8, (i) to the knowledge of the Company or the Management Shareholders, each of the Leases to the Company or the Subsidiary of the Schedule 3.8 property is a valid and binding obligation of the parties thereto, (ii) neither the Company nor the Subsidiary, nor to the knowledge of the Company or the Management Shareholders, any other party thereto, is in default thereunder, nor is there any event which with notice or lapse of time, or both, would constitute a default thereunder by the Company or the Subsidiary or, to the knowledge of the Company or the Management Shareholders, any other party thereto and (iii) the Company has not received notice that any party to any Lease intends to cancel, terminate or refuse to renew the same or to exercise or decline to exercise any option or other right thereunder.

                 (d) Each of the Company and the Subsidiary has all easements of ingress and egress necessary for all operations conducted by it from the real properties referred to in Schedule 3.8; and none of such properties has been condemned, requisitioned or otherwise taken by any public authority, and to the knowledge of the Company or the Management Shareholders, no such action is threatened or contemplated.

     3.9         Environmental Matters.  Except as set forth on Schedule 3.9:

                 (a) None of the Schedule 3.8 property has ever been used by either the Company or the Subsidiary or, to the knowledge of the Company or the Management Shareholders, by any previous owners and/or operators to generate, manufacture, refine, produce, store, handle, transfer, process or transport any Hazardous Materials (as hereinafter defined).

                 (b) (i) The Schedule 3.8 property owned or previously owned by the Company or the Subsidiary is and has been during the Company's or the Subsidiary's ownership or occupancy thereof in material compliance with all applicable Environmental Laws (as hereinafter defined); (ii) there are no Hazardous Materials stored or otherwise located in, on or under any of the Schedule 3.8 property owned by the Company or the Subsidiary including the groundwater; and (iii) to the knowledge of the Company or the Management Shareholders, there have been no releases or threatened releases of Hazardous Materials in, on or under any property adjoining any of the Schedule 3.8 property owned or previously owned by the Company or the Subsidiary.

                 (c) To the knowledge of the Company or the Management Shareholders, (i) the Schedule 3.8 property leased by the Company or the Subsidiary is and has been in material compliance with all applicable Environmental Laws; (ii) there are no Hazardous Materials stored or otherwise located in, on or under any of the Schedule 3.8 property leased by the Company or the Subsidiary including the groundwater; and (iii) there have been no releases or threatened releases of Hazardous Materials in, on or under any property adjoining any of the Schedule 3.8 property leased by the Company or the Subsidiary.

                 (d) None of the Schedule 3.8 property owned or previously owned by the Company or the Subsidiary is the subject of any pending, or the knowledge of the Company or the Management Shareholders, threatened federal, state or local investigation evaluating whether (i) any remedial action is needed to respond to a release or threatened release of any Hazardous Materials into the environment or (ii) any release or threatened release of any Hazardous Materials into the environment is in contravention of any Environmental Law.

                 (e) To the knowledge of the Company or the Management Shareholders, none of the Schedule 3.8 property leased by the Company or the Subsidiary is the subject of any federal, state or local investigation evaluating whether (i) any remedial action is needed to respond to a release or threatened release of any Hazardous Materials into the environment or (ii) any release or threatened release of any Hazardous Materials into the environment is in contravention of any Environmental law.

                 (f) Neither the Company nor the Subsidiary has received any notice or claim, nor are there pending, or to the knowledge of the Company or the Management Shareholders, threatened or reasonably anticipated lawsuits or proceedings against them, with respect to violations of an Environmental Law or in connection with the presence of or exposure to any Hazardous Materials in the environment or any release or threatened release of any Hazardous materials into the environment. To the knowledge of the Company or the Management Shareholders, neither the Company nor the Subsidiary is or was the owner or operator of any property which (i) pursuant to any Environmental Law has been placed on any list of Hazardous Materials disposal sites, including without limitation, the "National Priorities List" or "CERCLIS List," (ii) has or had any subsurface storage tanks located thereon; or (iii) has ever been used as or for a waste disposal facility, a mine, a gasoline service station or a petroleum products storage facility.

                 (g) Neither the Company nor the Subsidiary has any present or contingent liability in connection with the presence either on or off the Schedule 3.8 property owned or previously owned by the Company or the Subsidiary of any Hazardous Materials in the environment or any release or threatened release of any Hazardous Materials into the environment.

                 (h) To the knowledge of the Company or the Management Shareholders, neither the Company nor the Subsidiary has any present or contingent liability in connection with the presence either on or off the Schedule 3.8 property leased by the Company or the Subsidiary of any Hazardous Materials in the environment or any release or threatened release of any Hazardous Materials into the environment.

                 (i) "Environmental Laws" means any federal, state, territorial, provincial or local law, common law doctrine, rule, order, decree, judgment, injunction, license, permit or regulation relating to environmental matters, including those pertaining to land use, air, soil, surface water, ground water (including the protection, cleanup, removal, remediation or damage thereof), public or employee health or safety or any other environmental matter, together with any other laws (federal, state, territorial, provincial or local) relating to emissions, discharges, releases or threatened releases of any pollutant or contaminant including, without limitation, medical, chemical, biological, biohazardous or radioactive waste and materials, into ambient air, land, surface water, groundwater, personal property or structures, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transportation, discharge or handling of any contaminant, including, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act as amended by the Superfund Amendments and Reauthorization Act of 1986 (42 U.S.C. Section 9601 et seq.), the Hazardous Material Transportation Act (49 U.S.C. Section 1801 et seq.) the Resource Conservation and Recovery Act (42 U.S.C. Section 6901 et seq.), the Federal Water Prevention and Control Act (33 U.S.C. Section 1251 et seq.), the Clean Air Act (42 U.S.C. Section 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. Section 2601 et seq.), and the Occupational Safety and Health Act (29 U.S.C. Section 651 et seq.), as such laws have been, or are, amended, modified or supplemented heretofore or through the Effective Date. "Hazardous Materials" means those substances which are regulated by or form the basis of liability under any Environmental Laws, including, without limitation, petroleum products, radon and asbestos.

     3.10        Personal Property.

                 (a) Schedule 3.10 contains a complete and accurate list as of September 30, 1996, of (i) all capitalized fixed assets owned by either the Company or the Subsidiary and (ii) all personal property subject to any lease, license, rental agreement, contract of sale or other agreement to which the Company or the Subsidiary is a party ("Leased Personal Property"). The personal property set forth on Schedule 3.10, other than personal property disposed of in the ordinary course of business since September 30, 1996, all other personal property acquired by the Company or the Subsidiary since September 30, 1996 and all Leased Personal Property is hereafter referred to as the "Schedule 3.10 property".

                 (b)      Except as otherwise described in Schedule 3.10, the
     Schedule 3.10 property owned by the Company or the Subsidiary is free and clear of all liens, other than liens for taxes not yet due and payable, mortgages, pledges, security interests, conditional sales agreements, charges, encumbrances and other adverse claims or interests of any nature whatsoever. The knowledge of the Company or the Management Shareholders, the Schedule 3.10 property is in good operating condition and repair, reasonable wear and tear excepted and taken as a whole, is reasonably fit and usable for the purposes for which it is being used, reasonably sufficient for all current operations and business of the Company and the Subsidiary, and conforms in all material respects with all applicable ordinances, regulations and laws. To the knowledge of the Company or the Management Shareholders, each lease, license, rental agreement, contract of sale or other agreement to which the Leased Personal Property is subject is a valid and binding obligation of the parties thereto. Neither the Company, the Subsidiary nor, to the knowledge of the Company or the

     Management Shareholders, any other party thereto is in default thereunder, nor is there any event which with notice or lapse of time, or both, would constitute a default thereunder by the Company, the Subsidiary or, to the knowledge of the Company or the Management Shareholders, any other party thereto. Neither the Company nor the Subsidiary has received notice that any party to any such lease, license, rental agreement, contract of sale or other agreement intends to cancel, terminate or refuse to renew the same or to exercise or decline to exercise any option or other right thereunder.

     3.11 Contracts. Schedule 3.11 contains a complete and accurate list of (i) all oral contracts the performance of which is required by any party thereto as a result of the consummation of the transactions contemplated by this Agreement, (ii) all oral contracts involving a present or future obligation by any party of an amount in excess of $20,000 individually or in the aggregate with respect to multiple contracts of the same type and which are not terminable without penalty by any party thereto upon 60 days notice and
(iii) all written contracts, involving a present or future obligation by any party of an amount in excess of $20,000 individually or in the aggregate with respect to multiple contracts of the same type (except as otherwise specified below), to which the Company or the Subsidiary is a party, true and complete copies or summaries of each of which have been delivered or made available to Millers and Merger Sub or their representatives by the Company, including, without limitation, any:

                 (a) mortgage, security agreement, chattel mortgage or conditional sales agreement or any similar instrument or agreement, involving a present or future obligation of an amount in excess of $20,000;

                 (b) agreement, commitment, note, indenture or other instrument relating to the borrowing of money, or the guaranty of any such obligation for the borrowing of money;

                 (c) joint venture or other agreement with any person, firm, corporation or unincorporated association doing business either within or outside the United States relating to sharing of present or future commissions, fees or other income or profits, excluding vending machine revenue sharing agreements with the site operator;

                 (d)      sales, distribution or franchise agreements;

                 (e)      noncompetition agreements;

                 (f)      broker or distributorship contracts;

                 (g) advertising, marketing and promotional agreements (including, but not limited to, any agreements providing for discounts and/or rebates), involving a present or future obligation of an amount in excess of $20,000;

                 (h) agreements with suppliers, involving a present or future obligation of an amount in excess of $20,000;

                 (i) assignment, license, indemnification or similar agreement with respect to any intangible property;

                 (j) warranty agreement with respect to its services rendered or its products sold or leased; or

                 (k) agreement under which it has granted any person any registration rights (including, without limitation, demand and piggyback registration rights).

                 Except as disclosed in Schedule 3.11, to the knowledge of the Company or the Management Shareholders all contracts and leases referred to in Schedule 3.11 are valid, binding and enforceable against the parties thereto in accordance with their respective terms. Each of the Company and the Subsidiary has performed all material obligations imposed upon it thereunder, and neither the Company nor the Subsidiary, nor, to the knowledge of the Company or the Management Shareholders, any other party thereto, is in default thereunder, nor is there any event which with notice or lapse of time, or both, would constitute a default thereunder by the Company or the Subsidiary, or, to the knowledge of the Company or the Management Shareholders, any other party thereto. Neither the Company nor the Subsidiary has any present expectation or intention of not fully performing all its obligations under the contracts required to be listed on Schedule 3.11. Except as set forth on Schedule 3.11, neither the Company, the Subsidiary nor the Management Shareholders have knowledge of any material breach or notice of anticipated material breach by the other parties to any contract required to be listed on Schedule 3.11; neither the Company, the Subsidiary nor the Management Shareholders have any knowledge that any other party to any contract required to be listed on
     Schedule 3.11 intends to terminate such contract prior to the expiration of the maximum stated term of such contract; neither the Company, the Subsidiary nor the Management Shareholders have any knowledge that any other party to a contract required to be listed on the Schedule 3.11 does not intend to renew such contract upon the expiration of the term of such contract; and neither the Company, the Subsidiary nor the Management Shareholders have any knowledge of any dispute relating to any contract required to be listed on Schedule 3.11, or has any knowledge of any fact or facts that might give rise to any such dispute.

     3.12 Legal Proceedings. Except as set forth in Schedules 3.9 and 3.12, there are no claims, actions, suits, arbitrations, grievances, proceedings or investigations pending or, to the knowledge of the Company or the Management Shareholders, threatened against the Company or the Subsidiary, at law, in equity, or before any federal, state, municipal or other governmental or nongovernmental department, commission, board, bureau, agency or instrumentality, domestic or foreign. There are no outstanding or unsatisfied judgments, orders, decrees or stipulations to which the Company or the Subsidiary is a party, which involve the transactions contemplated herein or which would have an adverse effect upon the business, business prospects, assets or financial condition of the Company. Except as set forth in Schedule 3.12, neither the Company nor the Subsidiary is presently engaged in or contemplating any legal action to recover moneys due to it or damages sustained by it. Neither the Company nor the Subsidiary is in violation of or in default with respect to any applicable judgment, order, writ, injunction or decree, the effect of which may be adverse to the Company or the Subsidiary.

     3.13 Labor Matters. There are no controversies pending or, to the knowledge of the Company or the Management Shareholders, threatened between the Company or the Subsidiary and any of their employees. The Company and the Subsidiary have complied in all material respects with all laws relating to the employment of labor, including any provisions thereof relating to wages, hours, collective bargaining, safety and the payment of withholding and social security and similar taxes, and neither the Company nor the Subsidiary has any liability for any arrears of wages or taxes or penalties for failure to comply with any of the foregoing.

     3.14 Patents, Trademarks, Franchises, etc. Schedule 3.14 sets forth a true and complete list of (i) all patents, patent applications, patent agreements, license arrangements relating to patents, consulting agreements relating to patents, trademark registrations and applications therefor, trade names, service marks and copyright registrations and applications therefor, and franchises and franchise agreements to which the Company or the Subsidiary is a party or which are used in its business and are owned by or licensed to the Company or the Subsidiary and (ii) any interference actions or adverse claims made or, to the knowledge of the Company or the Management Shareholders, threatened in respect thereof and any claims made or, to the knowledge of the Company or the Management Shareholders, threatened for alleged infringement thereof. All patents and trademarks listed on Schedule
3.14 as being owned by the Company or the Subsidiary and registered in the U.S. Patent Office have been duly issued or registered therein and all such registrations have been validly issued and all are in full force and effect. Neither the Company nor the Subsidiary in their operations infringes any valid patent, trademark, trade name, service mark or copyright of any other person or entity. To the knowledge of the Company or the Management Shareholders all agreements listed in Schedule 3.14 are valid and enforceable. Each of the Company and the Subsidiary has performed all material obligations imposed upon it thereunder, and neither the Company nor the Subsidiary nor, to the knowledge of the Company or the Management Shareholders, any other party thereto is in default thereunder, nor is there any event which with notice or lapse of time, or both, would constitute a default thereunder by the Company or the Subsidiary, or, to the knowledge of the Company or the Management Shareholders, any other party thereto. Neither the Company nor the Subsidiary has received notice that any party to any such agreement intends to cancel, terminate or refuse to renew the same or to exercise or decline to exercise any option or other right thereunder.

     3.15 Loans, Notes, Accounts Receivable and Accounts Payable. The loans, notes and accounts receivable reflected in the Financial Statements and all such loans, notes and accounts receivable arising after the applicable dates of such Financial Statements arose, and have arisen, from bona fide transactions of the Company and the Subsidiary. Accounts payable of the Company and the Subsidiary reflected in such Financial Statements and all accounts payable arising after the applicable dates of such Financial Statements arose, and have arisen, from bona fide transactions.

     3.16 Corporate Documents, Books and Records. The Company has furnished or made available to Millers and Merger Sub or their representatives for their examination true, correct and complete copies of (i) the Articles of Incorporation and bylaws of the Company and the Subsidiary, including all amendments thereto; (ii) the minute book of the Company and the Subsidiary; and
(iii) the stock transfer book of the Company and the Subsidiary.

     3.17 Absence of Sensitive Payment. Neither the Company nor the Subsidiary has made or maintained (i) any contributions, payments or gifts of its funds or property to any governmental official, employee or agent where either the payment or the purpose of such contribution, payment or gift was or is illegal under the laws of the United States or any state thereof, or any other jurisdiction (foreign or domestic); or (ii) any contribution, or reimbursement of any political gift or contribution made by any other person, to candidates for public office, whether federal, state, local or foreign, where such contributions by the Company or the Subsidiary were or would be a violation of applicable law.

     3.18 Insurance. All of the policies of insurance and bonds presently in force with respect to either the Company or the Subsidiary including, without limitation, fire, liability and other insurance, are listed in Schedule 3.18, and valid policies for such insurance as are shown to be in effect on the date of this Agreement will be outstanding and duly in force at the Effective Time. The Company has delivered or made available to Millers and Merger Sub or their representatives true and complete copies of each insurance policy listed in Schedule 3.18. No notice needs to be given to any insurer under any policy of insurance maintained by the Company or the Subsidiary due to the Merger, and the Merger will not terminate or permit any insurer to terminate any policy of insurance maintained by the Company or the Subsidiary.

     3.19        Employees.

                 (a) Schedule 3.19 includes (i) a payroll census for the Company for the payroll period ended December 30, 1996, together with a listing of departments, (ii) a payroll census for the Subsidiary for the payroll period ended December 20, 1996 together with a listing of departments and (iii) an organization chart of the Company.

                 (b) Except as disclosed in Schedule 3.19, neither the Company nor the Subsidiary is a party to any:

                          (i) management, employment or other contract providing for the employment or rendition of executive services;

                          (ii) contract for the employment of any employee which is not terminable by the Company or the Subsidiary on 30 days' notice;

                          (iii) bonus, incentive, deferred compensation, severance pay, pension, profit sharing, retirement, stock purchase, stock option, employee benefit or similar plan, agreement or arrangement (including without limitation Christmas bonuses and similar year end bonuses);

                          (iv) collective bargaining agreement or other agreement with any labor union or other employee organization and no such agreement is currently being requested by, or is under discussion by management with, any group of employees or others; or

                          (v) any other employment contract or other compensation agreement or arrangement affecting or relating to current or former employees of the Company or the Subsidiary.

                 (c) Except as set forth on Schedule 3.19, the employees of the Company and the Subsidiary have executed confidentiality agreements pursuant to which the employees have agreed not to disclose or use confidential information of the Company or the Subsidiary in any unauthorized manner.

     3.20        Employee Plans.

                 (a) Schedule 3.20 sets forth all employee pension benefit plans (as such term is defined in Section 3(2) of the Employee Retirement Income Security Act of 1974 ("ERISA")) which are maintained by the Company or the Subsidiary and designed to be qualified under Section 401(a) of the Internal Revenue Code (the "Code").

                 (b) Neither the Company nor the Subsidiary has maintained an employee pension benefit plan other than the plans described in
     Schedule 3.20 which is designed to be qualified under Section 401(a) of the Code. To the knowledge of the Company or the Management Shareholders, each of the Company and the Subsidiary is and has at all times been in compliance with all applicable provisions of ERISA, all regulations promulgated under ERISA or the Code and other federal and state statutes and regulations relating to such employee pension benefit plans. No event has occurred or, to the knowledge of the Company or the Management Shareholders, is threatened or about to occur that would constitute a reportable event within the meaning of Section 4043(b) of ERISA, and no notice of termination has been filed by a plan administrator pursuant to Section 4041 or 4041A of ERISA or issued by the Pension Benefit Guaranty Corporation ("PBGC") pursuant to
     Section 4042 of ERISA with respect to any employee pension benefit plan of the Company or the Subsidiary subject to ERISA. The plans identified in
     Schedule 3.20 have been determined by the Internal Revenue Service to constitute plans qualified under Section 401(a) of the Code, and nothing has occurred since the date of any such determination that has adversely affected such qualification.

                 (c) Either full payment has been made or appropriate accruals have been recorded of all amounts that each of the Company and the Subsidiary is required under the terms of all employee pension benefit plans to pay as contributions to such plans, and no accumulated funding deficiency (as defined in Section 302 of ERISA and Section 412 of the Code), whether or not waived, exists with respect to any such plan. Each of the Company and the Subsidiary has paid all premiums (and interest charges and penalties for late payment, if applicable) due the PBGC with respect to each employee pension benefit plan and each plan year thereof for which such premiums are required.

                 (d) As of the Effective Date all employee pension benefit plans which are designed to meet the requirements of Section 401(a) of the Code will be sufficiently funded so that no funding liability would result if such plans were terminated as of such date. The funding method used in connection with each employee pension benefit plan is acceptable under ERISA, the actuarial assumptions used in connection with funding such employee pension benefit plan in the aggregate are reasonable (taking into account the experience of such employee pension benefit plan and reasonable expectations).

                 (e) Schedule 3.20 lists all employee pension benefit plans maintained by the Company or the Subsidiary which are not designed to be qualified under Section 401(a) of the Code. The participants in such plans, the actuarially determined present value at the date set forth on Schedule 3.20 of then vested benefits, and the actuarial assumptions and calculations used to determine such present value are listed on
     Schedule 3.20 hereto. Neither the Company nor the Subsidiary is delinquent in any payments under any of such plans. Each of the Company and the Subsidiary is and has at all times been in compliance with all applicable provisions of ERISA, the Code, and all regulations promulgated under ERISA or the Code and other federal and state statutes relating to such employee pension benefit plans.

                 (f) The Company and the Subsidiary maintains employee welfare benefit plans (as such term is defined in Section 3(1) of ERISA) as listed on Schedule 3.20. The name of each plan, participants or class of participants and description of benefits are listed on Schedule 3.20 hereto. Each of the Company and the Subsidiary is and at all times has been in compliance with all applicable provisions of ERISA, the Code, and all regulations promulgated under ERISA or the Code, and other federal and state statutes and regulations relating to such employee welfare benefit plans. Full payment has been made of all amounts that the Company and the Subsidiary are required under the terms of such employee welfare benefit plans to have paid as contributions to such plans or as benefits under such plans except claims for benefits which are currently under administrative review pursuant to reasonable and consistent administrative procedures established for the operation of such plans.

                 (g) Schedule 3.20 lists all other fringe benefits or payment practices maintained by the Company or the Subsidiary and not otherwise identified in this section.

                 (h) Copies of all documents constituting the plans or written agreement describing any employee benefit plan, letter agreement, compensation arrangement or other program maintained by each of the Company and the Subsidiary have been previously furnished or made available to Millers and Merger Sub or their representatives including any filings with any government office relating thereto, any contracts relating to assets of any such plans, and any actuarial or other calculations relating to the amount of benefits payable under such plans.

                 (i) No event has occurred and no condition exists relating to any employee benefit plan (i) that could result in the imposition of an excise tax on the Company or the Subsidiary, (ii) that would justify the attachment of a lien on the assets of the Company or the Subsidiary, or (iii) that could result in fiduciary liability being imposed on the Company or the Subsidiary under Section 404 of ERISA.

                 (j) There are no pending or, to the knowledge the Company or the Management Shareholders, threatened claims, suits, or other proceedings involving any employee benefit plan or compensation arrangement other than ordinary and usual claims for participants and beneficiaries.

                 (k) The transactions contemplated by this Agreement will not result in any employee, former employee, or other person being entitled to any severance benefit other than the severance benefits described on Schedule 3.20 hereto.

     3.21 Transactions with Related Parties. Except for transactions disclosed in Schedule 3.21, there are no outstanding loans or other transactions between either the Company or the Subsidiary and any officer, director, shareholder or affiliate of the Company or the Subsidiary or any spouse or child of any such person. Except as disclosed in Schedule 3.21, neither the Company, the Subsidiary any officer, director, shareholder or affiliate of the Company or the Subsidiary nor any spouse or child of any such person owns or has any interest in, directly or indirectly, any real or personal property owned by or leased to the Company or the Subsidiary. Except as otherwise provided in the Employment Agreement of Robert Agazzi attached hereto as Exhibit D-2 with respect to Employer Advances made under the Insurance Agreement referenced therein, not later than the Effective Time, all loans between either of the Company and the Subsidiary and affiliates, directors and officers, shall have been paid, and each affiliate, Management Shareholder director and officer of the Company or the Subsidiary shall have released the Company and the Subsidiary from any and all claims pursuant to a release substantially in the form of Exhibit C and such releases shall have been delivered to the Company.

     3.22 Directors and Officers; Banks. Schedule 3.22 contains a true and complete list showing (i) the names of all the officers and directors of the Company and the Subsidiary; (ii) the name of each bank in which either the Company or the Subsidiary has an account or a safety deposit box and the names of the persons authorized to draw thereon or having access thereto; and (iii) the name of each person holding a general or limited power of attorney from the Company or the Subsidiary and the extent of such power.

     3.23 Ownership, Quality and Location of Material Assets. Except as set forth on Schedule 3.23, neither the Company nor the Subsidiary utilizes in its business any assets that are not owned or leased by the Company or the Subsidiary, including franchises, licenses, trademarks and tradenames. Each of the Company and the Subsidiary has good and marketable title to, or a valid leasehold interest in, the properties and assets owned or leased by them. To the knowledge of the Company or the Management Shareholders each of the Company and the Subsidiary owns, or has a valid leasehold interest in, all properties and assets necessary for the conduct of their respective businesses as presently conducted. Except as set forth on Schedule 3.23, all properties and assets of the Company or the Subsidiary are in the possession and control of the Company and the Subsidiary, as the case may be. Except as set forth on Schedule 3.23, as of the date hereof, no physical assets of any value (other than employee personal effects) are on the premises at the locations operated by the Company which do not belong to or are not leased by the Company.

     3.24 Absence of Undisclosed Liabilities. As of the date hereof and as of the Effective Date, neither the Company nor the Subsidiary have liabilities of any nature, whether accrued, absolute, contingent, unliquidated or otherwise, whether or not known to the Company or the Subsidiary, not disclosed elsewhere herein or in the Schedules hereto or adequately reflected or reserved against in the Financial Statements, other than current liabilities incurred in the ordinary course of business since September 30, 1996.

     3.25 Brokerage. Other than a fee in the amount of $225,000 payable to KPMG Peat Marwick LLP (the "KPMG Fee"), neither the Company nor the Shareholders have agreed to pay any brokerage fee or retained any broker or finder in connection with the transactions contemplated by this Agreement. If any broker or finder asserts a claim for a fee as a result of such transactions (other than the KPMG Fee), based upon a contract, written or oral, with either the Company and/or any of the Shareholders, such claim shall be payable by the Shareholders.

     3.26 Permits. Each of the Company and the Subsidiary has all licenses, clearances, permits, franchises, grants, authorizations, easements, consents, certificates and orders necessary to conduct its business and to operate its properties and assets, and such licenses, clearances, permits, franchises, grants, authorizations, easements, consents, certificates and orders are in full force and effect; (b) no violations exist in respect of any license, clearance, permit, franchise, grant, authorization, easement, consent, certificate or order of the Company or the Subsidiary; (c) no proceeding is pending or, to the knowledge of the Company or the Management Shareholders, threatened looking toward the revocation or limitation of any such license, clearance, permit, franchise, grant, authorization, easement, consent, certificate or order and there is no basis or ground for any such revocation or limitation. Each of the Company and the Subsidiary has complied with all laws, rules, regulations, ordinances, codes, licenses, clearances, permits, franchises, grants, authorizations, easements, consents, certificates and orders relating to any of its properties or applicable to its business, including, but not limited to, labor, equal employment opportunity, occupational safety and health, consumer protection, securities and antitrust laws and regulations. Neither the Company nor the Subsidiary is in violation of any applicable zoning or building regulation, ordinance or other law, order, regulation, restriction or requirement relating to its operations or properties, whether such properties are owned or leased, and no governmental body or other person has notified the Company that any such violation exists, or called attention to the need for any work, repairs, construction, alterations or installation on or in connection with the properties of the Company and the Subsidiary. Neither the Company nor the Management Shareholders have knowledge of any pending or threatened action or proceeding which could result in a modification or termination of the zoning laws which modification or termination would adversely affect the Company or the Subsidiary or any of their property. No representations are made under this
Section 3.26 with respect to environmental matters.

     3.27 Shareholder Information. None of the information to be distributed to Shareholders of the Company in connection with the Merger nor any amendments or supplements of or to any of the foregoing (collectively, the "Shareholder Information"), will between the date the Shareholder Information is first mailed to Shareholders and the Effective Time, contain any statement which, at such time and in light of the circumstances under which it is made, will be false or misleading with respect to any fact, or will omit to state any fact necessary in order to make the statements therein not false or misleading. No notice to, filing with, or authorization, consent or approval of any governmental entity including without limitation the Securities and Exchange Commission, is necessary for the preparation, finalization or distribution of the Shareholder Information or the solicitation of proxies or written consents related thereto. The Company is not subject to any of the reporting or filing requirements of the Securities Exchange Act of 1934, as amended.

     3.28 Full Disclosure. Neither this Agreement, any of the exhibits or schedules hereto or any information furnished, or to be furnished, by either the Company, the Subsidiary or any of the Shareholders to Millers or Merger Sub or their representatives in connection with this Agreement (including, but not limited to, the Financial Statements and all information in the Schedules hereto) contains, or will contain, any untrue statement of a material fact or omits, or will omit, a material fact necessary to make each statement contained herein or therein not misleading. There is no fact which the Company has not disclosed to Millers or Merger Sub in writing and of which any of its officers, directors or executive employees is aware (other than general economic conditions) and which has had or would reasonably be expected to have a material adverse effect upon the existing or expected financial condition, operating results, assets, customer or supplier relations, employee relations or business prospects of the Company or the Subsidiary.

     3.29 Credit Cards. No reimbursements are now due to the Company from any officer, employee, agent or other person authorized to use the Company's American Express Corporate Credit Card and no unauthorized charges have been made or are currently existing for which the Company is liable to pay or reimburse any person using such credit card. The Company has no liability for charges incurred by any person using the Company's American Express Corporate Credit Card. The Company has no other corporate credit cards issued to, or held by, any officer, employee, agent or other person.

     3.30 Expenses. The aggregate amount of expenses of whatever kind and nature, including, without limitation, legal fees, accounting fees, the KPMG Fee and any other brokerage or other fees (collectively, "Transaction Expenses") incurred by the Company in connection with this Agreement and the transactions contemplated hereby shall not exceed $325,000.

                                   ARTICLE 4
                         REPRESENTATIONS AND WARRANTIES
                         OF THE MANAGEMENT SHAREHOLDERS

     Each of the Management Shareholders hereby represents and warrants to Millers and Merger Sub with respect to such Management Shareholder, and not with respect to any other Management Shareholder, as follows:

     4.1 Title to Shares. Each Management Shareholder owns the Shares set forth opposite his name in Schedule 4.1 hereto free and clear of any lien, encumbrance, adverse claim, restriction on sale or transfer (other than restrictions imposed by applicable securities laws), preemptive right, limitations on voting rights or option, and has the authority to dispose of such Shares pursuant to this Agreement and to grant the proxy pursuant to
Section 6.5.

     4.2 Power; Binding Agreement. Each Management Shareholder has the full legal right, power and authority to enter into and perform all of such Management Shareholder's obligations under this Agreement. The execution, delivery, and performance of this Agreement by each Management Shareholder and the consummation by such Management Shareholder of the transactions contemplated by this Agreement will not violate any other agreement to which the Management Shareholder is a party including, without limitation, any voting agreement, shareholders agreement, voting trust or proxy. This Agreement has been duly executed and delivered by the Management Shareholder and constitutes the legal, valid, and binding agreement of the Management Shareholder, enforceable against the Management Shareholder in accordance with its terms except as enforcement thereof may be limited by liquidation, conservatorship, bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally from time to time in effect and except that equitable remedies are subject to judicial discretion.

     4.3 No Conflicts. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in the acceleration or termination of, or the creation in any party of the right to accelerate, terminate, modify or cancel, any indenture, contract, lease, sublease, loan agreement, note or other obligation or liability to which any Management Shareholder is a party or is bound or to which any of the Management Shareholder's assets are subject, (ii) conflict with, violate or result in a breach of any provision of the charter documents or trust agreement of any Management Shareholder which is not a natural person or (iii) conflict with or violate any law, rule, regulation, ordinance, order, writ, injunction or decree applicable to any Management Shareholder or by which any of their respective properties or assets is bound or affected.

     4.4 Legal Proceedings. There are no claims, actions, suits, arbitrations, grievances or proceedings pending or, to the knowledge of each Management Shareholder threatened or any investigation pending or, to the knowledge of each Management Shareholder, threatened, against such Management Shareholder, at law, in equity, or before any federal, state, municipal or other governmental or nongovernmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, involving the transactions contemplated hereby.

     4.5 Consents. No consent of, notice to, order of, filing with, or approval or authorization of any court or governmental body or other person is required in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated herein by each Management Shareholder.

                                   ARTICLE 5
                     CONDUCT OF BUSINESS PENDING THE MERGER

     5.1 Conduct of Business by the Company Pending the Merger. The Company covenants and agrees that, prior to the Effective Time, unless Millers and Merger Sub shall otherwise agree in writing or as otherwise expressly contemplated by this Agreement:

                 (a) Except for such matters undertaken by employees of the Company in connection with this Agreement and the transactions contemplated hereby, the business of the Company shall be conducted only in, and the Company shall not take any action except in the ordinary course of business and consistent with past practices, and the Company shall use its best efforts to maintain and preserve its business organization, assets, prospects, employees and business relationships;

                 (b) The Company shall not, directly or indirectly, do any of the following: (i) authorize for issuance, issue, sell, pledge, deliver, or agree or commit to issue, sell, pledge or deliver (whether through the issuance or grant of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any capital stock of the Company or the Subsidiary or securities or rights convertible into or exchangeable for, shares of capital stock or securities convertible into or exchangeable for such shares or (ii) pledge, dispose of or encumber, except in the ordinary course of business, any assets of the Company or the Subsidiary (including any indebtedness owed to it or any claims held by it); (iii) amend or propose to amend its charter or bylaws or similar organizational documents; (iv) split, combine or reclassify any shares of its capital stock or declare, set aside or pay any dividend or distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock; (v) redeem, purchase or otherwise acquire or offer to redeem, purchase or otherwise acquire any capital stock of the Company; (vi) transfer any assets or liabilities to any subsidiary except for transfers of cash in the ordinary course of business;

                 (c) The Company shall not, directly or indirectly, (i) acquire (by merger, consolidation or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof or make any investment either by purchase of stock or securities, contributions to capital, property transfer or purchase of any amount of property or assets of any other individual or entity; (ii) acquire any assets for a value in excess of $10,000 other than in the ordinary course of business; (iii) dispose of any assets with a value in excess of $10,000 other than in the ordinary course of business; (iv) except for indebtedness under the Company's line of credit, incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee, endorse or otherwise as an accommodation become responsible for, the obligations of any other individual or entity, make any loans or advances or enter into any other transaction, except in the ordinary course of business and consistent with past practice; (v) authorize, recommend or propose any change in its capitalization or, except in the ordinary course of business, any release or relinquishment of any contract right; or (vi) authorize or propose any of the foregoing or enter into or modify any contract, agreement, commitment or arrangement with respect to any of the foregoing;

                 (d) The Company shall not enter into or adopt any new, or amend any existing, severance or termination benefit arrangements, consulting agreements, any employment benefit plans, or arrangement;

                 (e) Except for arrangements existing prior to September 30, 1996 or as noted in Schedule 3.20, the Company (except for salary increases or other employee benefit arrangements in the ordinary course of business) shall not adopt or amend any bonus, profit sharing, compensation, stock option, pension, retirement, deferred compensation, employment or other employee benefit plan, agreement, trust, plan, fund or other arrangement for the benefit or welfare of any employee or increase or pay any bonus or benefit not required by any existing plan and arrangement;

                 (f) The Company shall not, pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business and consistent with past practice of liabilities reflected or reserved against in the Company's Financial Statements or incurred in the ordinary course of business and consistent with past practice;

                 (g) The Company shall not, waive, release, grant or transfer any franchises, franchise agreements, patents, patent rights, trademarks, trademark rights, trade names, trade name rights, copyrights or know-how or modify or change in any respect any existing license, lease, contract franchise, franchise agreement or other document, other than in the ordinary course of business and consistent with past practice;

                 (h) The Company shall use its best efforts to preserve its business organization intact, to keep available the services of its current officers and key employees and to maintain satisfactory relationships with licensors, licensees, suppliers, contractors, distributors, customers and others having significant business relationships with the Company;

                 (i) The Company shall not make capital expenditures in the aggregate in excess of $50,000; or

                 (j) The Company shall not authorize or propose any of the foregoing or enter into any contract, agreement, commitment or arrangement to do any of the foregoing.

     5.2 Conduct of Business by the Subsidiary Pending the Merger. The Company covenants and agrees that, prior to the Effective Time, unless Millers and Merger Sub shall otherwise agree in writing or as otherwise expressly contemplated by this Agreement:

                 (a) The business of the Subsidiary shall be conducted only in, and the Subsidiary shall not take any action except in the ordinary course of business and consistent with past practices, and the Company shall use its best efforts to cause the Subsidiary to maintain and preserve its business organization, assets, prospects, employees and business relationships; and

                 (b) The Subsidiary shall not directly or indirectly take any action with respect to the Company or the Subsidiary which the Company is prohibited from taking with respect to the Company or the Subsidiary pursuant to Section 5.1 hereof.

     5.3 Affirmative Covenants. The Company covenants and agrees that, prior to the Effective Time, unless Millers and Merger Sub shall otherwise agree in writing or as otherwise expressly contemplated by this Agreement, the Company shall, and shall cause the Subsidiary to:

                 (a) at all times cause to be done all things necessary to maintain, preserve and renew its corporate existence and all material licenses, authorizations and permits necessary to the conduct of its businesses;

                 (b) maintain and keep its properties in good repair, working order and condition (normal wear and tear excepted) consistent with past practices;

                 (c) pay and discharge when payable all taxes, assessments and governmental charges imposed upon its properties or upon the income or profits therefrom (in each case before the same becomes delinquent and before penalties accrue thereon) and all material claims for labor, materials or supplies which if unpaid would by law become a lien upon any of its property unless and to the extent that the same are being contested in good faith and by appropriate proceedings and establish or maintain adequate reserves with respect thereto in a manner consistent with past practices;

                 (d) comply with all other material obligations which it incurs pursuant to any contract or agreement, whether oral or written, express or implied, as such obligations become due unless and to the extent that the same are being contested in good faith and by appropriate proceedings and establish or maintain adequate reserves with respect thereto in a manner consistent with past practices;

                 (e) comply in all material respects with all applicable material laws, rules and regulations of all governmental authorities;

                 (f) apply for and continue in force its existing insurance coverages; and

                 (g) maintain proper books of record and account which present fairly in all material respects its financial condition and results of operations and make provisions on its financial statements for all such proper reserves consistent with past practices.

                                   ARTICLE 6
            COVENANTS OF THE COMPANY AND THE MANAGEMENT SHAREHOLDERS

     6.1 Shareholder Information. As soon as practicable, the Company shall prepare and promptly thereafter shall mail to its Shareholders, the Shareholder Information. Millers and Merger Sub shall furnish all information concerning Millers and Merger Sub as the Company may reasonably request for inclusion in the Shareholder Information. Subject to the fiduciary duties of the Board of Directors of the Company under applicable law, the Shareholder Information shall contain the recommendation of the Board of Directors of the Company in favor of the Agreement and Plan of Merger and the Board of Directors shall recommend that the Shareholders of the Company approve and consent to the Merger.

     6.2 Shareholders' Meeting. The Company shall use its best efforts to take all action necessary, in accordance with the Wisconsin Law and its Articles of Incorporation and bylaws, to cause a special meeting of its Shareholders to be duly called and held as promptly as reasonably practicable after the date of this Agreement for the purpose of approving and adopting the Merger and this Agreement. Upon approval of the Merger by holders of not less than a majority of the outstanding Shares, the Company shall, in accordance with the Wisconsin Law, send to each of its Shareholders, at each Shareholder's address as it appears on the Company's records, by certified or registered mail, return receipt requested, notice as to the Effective Date and the availability of appraisal rights. The Company shall use its best efforts to solicit from Shareholders of the Company votes or consents in favor of such adoption and approval and to take all other action necessary or helpful to secure the vote or consent of Shareholders required by law to effect the Merger.

     6.3 No Shopping. Until termination of this Agreement, neither the Company nor the Management Shareholders will, directly or indirectly, through any officer, director, agent, representative or otherwise, (i) solicit, initiate or encourage submission of proposals or offers from any person (other than Millers and Merger Sub), relating to any acquisition or purchase of all or substantially all of the assets of, or any equity interest in, the Company or any merger, consolidation, or business combination with the Company, or (ii) participate in any discussions or negotiations regarding, or furnish to any person (other than Millers and Merger Sub) any information with respect to, any of the foregoing, or (iii) otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other person to do or seek any of the foregoing. The Company shall promptly notify Millers and Merger Sub if it receives any such proposal or offer or any inquiry or contact with respect thereto. Until termination of this Agreement, the Management Shareholders will not, directly or indirectly, (i) sell, transfer, pledge, encumber, assign or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, pledge, encumbrance, assignment or other disposition of, any of the Shares, or (ii) grant any proxies, deposit any Shares into a voting trust or enter into a voting agreement with respect to the Shares (except for proxies granted to the Shareholders' Agent hereunder).

     6.4 Approval of Merger. Each of the Management Shareholders agrees to vote all Shares held by such Management Shareholder in favor of the Merger at a special meeting of the Company's Shareholders duly called and held for the purpose of acting upon the proposal to approve the Merger.

     6.5 Proxy. Each of the Management Shareholders hereby irrevocably appoints Millers and Merger Sub and each of them, with full power of substitution and resubstitution (or any other designees of Millers), as proxies for the Management Shareholder to vote, and the Management Shareholder personally agrees to vote, all Shares that the Management Shareholder is entitled to vote, for and in the name, place, and stead of the Management Shareholder at any meeting of the holders of shares of Common Stock or any adjournments or postponements thereof or pursuant to any consent in lieu of a meeting, or otherwise, with respect only to the approval of this Agreement, the transactions contemplated by this Agreement, any matters related to or in connection with the Merger, and any corporate action the consummation of which would violate, frustrate the purposes of, prevent, or delay the consummation of the transactions contemplated by this Agreement (including, without limitation, any proposal to amend the Articles of Incorporation or bylaws of the Company or approve any merger, consolidation, sale or purchase of any assets, issuance of Common Stock or any other equity security of the Company (or a security convertible into an equity security of the Company), reorganization, recapitalization, liquidation, winding up of or by the Company, or any similar transaction). The Management Shareholders agree that the foregoing proxy is coupled with an interest sufficient in law to support an irrevocable proxy. This proxy shall revoke any other proxy granted by any Management Shareholder at any time with respect to the Shares and no subsequent proxies will be given with respect thereto by any Management Shareholder.

     6.6 Release. Each of the Management Shareholders, in the capacity as shareholders of the Company, hereby agrees to execute and deliver on the Effective Date a release of the Company from any and all claims resulting from or related to any matter arising prior to the Effective Date in the form of Exhibit C hereto.

     6.7 Consents. The Company and the Management Shareholders hereby covenant and agree to use their best efforts to obtain all material consents, waivers, authorizations and approvals as may be required with respect to the consummation of the transactions contemplated hereby, including the change of control of the Company, under (i) any indenture, contract, lease, sublease, loan agreement, note or other agreement of which the Company is a party or pursuant to which the assets of the Company are subject or (ii) any law, rule, regulation, ordinance, order, writ, injunction, decree, license or permit applicable to the Company or by which any of its assets or properties are bound or affected.

     6.8         Confidential Information.

                 (a) For purposes of this Agreement, "Confidential Information" shall mean any proprietary information, and any information which the Surviving Corporation reasonably considers to be proprietary, pertaining to the Surviving Corporation's past, present or prospective business secrets, methods or policies, earnings, finances, security holders, lenders, key employees, nature of services performed by the Surviving Corporation's sales and maintenance personnel, quality control procedures or standards, procedures and methods of cost or installation of the Surviving Corporation's products or components, information relating to arrangements with suppliers, the identity and requirements of arrangements with customers, and the type, volume or profitability of work for such customers, drawings, records, reports, documents, manuals, techniques, procedures, formulae, ratings, design information, data, statistics, trade secrets and all other information of any kind or character relating to the Surviving Corporation, whether or not reduced to writing.

                 (b) Each Management Shareholder acknowledges that such Management Shareholder has and may have access to Confidential Information and that such Confidential Information constitutes valuable, special and unique property of the Surviving Corporation. At no time shall such Shareholder (i) use any Confidential Information in any manner adverse to the business interests of the Surviving Corporation, or (ii) disclose any such Confidential Information to any person or entity for any reason or purpose whatsoever; provided that a Management Shareholder may provide such Confidential Information in response to judicial or administrative process or applicable governmental laws, rules, regulations orders or ordinances, but only that portion of the documents or information which, on the advise of counsel, is legally required to be furnished, and provided that such Management Shareholders notifies the Surviving Corporation of his obligation to provide such Confidential Information prior to such disclosure and fully cooperates with the Surviving Corporation to protect the confidentiality of such Confidential Information under applicable law. Upon the request of the Surviving Corporation, each Management Shareholder shall deliver to the Surviving Corporation all letters, notes, computer disks, software, notebooks, reports and other materials which contain Confidential Information and which are in the possession or under the control of such Management Shareholder, whether or not prepared by such Shareholder.

                 (c) All records and documents embodying any Confidential Information or pertaining to the existing or contemplated scope of the Surviving Corporation's business, which have been conceived, prepared or developed by a Management Shareholder in connection with his ownership interest in the Company, employment by the Company or otherwise, either alone or with others (herein called "Work Product"), shall be the sole property of the Surviving Corporation. Upon request of the Surviving Corporation, such Management Shareholder shall deliver all Work Product to the Surviving Corporation.

     6.9 Independent Covenants. The covenants contained herein are independent and separate, and in the event that any provision contained herein is declared invalid or illegal, the other provisions hereof shall not be affected or impaired thereby and shall remain valid and enforceable.

     6.10 Injunctive Relief. In the event of a breach or threatened breach by a Management Shareholder of the provisions of this Article 6, the Surviving Corporation shall be entitled to an injunction to prevent irreparable injury to the Surviving Corporation. Nothing herein shall be construed as prohibiting the Surviving Corporation from pursuing any other remedies available to the Surviving Corporation for such breach or threatened breach, including the recovery of damages from such Management Shareholder.

     6.11 Repayment of Shareholder Loans. Except as otherwise provided in the Employment Agreement of Robert Agazzi attached hereto as Exhibit D-2 with respect to Employer Advances made under the Insurance Agreement referenced therein, at or prior to the Effective Time, the

Management Shareholders shall repay all outstanding loans owed by the Management Shareholders to the Company.

     6.12 Shareholders' Agent Agreement. Each of the Management Shareholders agrees to enter into the Shareholders' Agent Agreement and to vote his shares to authorize and appoint Stuart Warrington as the Shareholders' Agent on behalf of the Shareholders of the Company to take such actions and exercise such powers on behalf of the Shareholders as set forth in such Shareholders' Agent Agreement with respect to this Agreement, the Escrow Agreement and the transactions contemplated hereby and thereby.

     6.13 Employee Compensation Plans. At or prior to the Effective Time, the following actions shall be taken with respect to existing employee compensation plans:

                 (a) The Employment Agreement between the Company and Stuart Warrington shall provide for the amendment of the existing Deferred Compensation Plan to the amount currently vested and no further vesting shall occur.

                 (b) The Employment Agreement between the Company and Robert Agazzi shall provide for the manner and timing of the repayment of all amounts loaned or advanced by the Company to Robert Agazzi or on his behalf to fund the annuity pursuant to the Split-Dollar Insurance Agreement and the amendment of the Split-Dollar Insurance Agreement.

                 (c) Any outstanding rights to acquire shares of the Company shall be terminated at the Effective Time.

                                   ARTICLE 7
                             ADDITIONAL AGREEMENTS

     7.1 Expenses. All expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses whether or not the Merger is consummated. The amount, if any, by which the aggregate Transaction Expenses exceed $325,000 shall be deemed "Shareholder Expenses." Not less than two business days prior to the Effective Date, the Company shall provide written notice (the "Expense Notice") to Millers of the amount of all Transaction Expenses (including the portion thereof, if any, constituting Shareholder Expenses) paid, incurred or expected to be incurred by the Company as of the Effective Date. The amount of Shareholder Expenses set forth in the Expense Notice shall be deducted from the Aggregate Share Price as provided in Section 1.6(a) hereof as an offset against Shareholder Expenses paid or payable by the Company. The Surviving Corporation shall be reimbursed from the Escrow Amount for any additional Shareholder Expenses not deducted from the Aggregate Share Price. All expenses of the Company in connection with the consummation of this Agreement incurred after the Effective Time and the fees and expenses of the Disbursing Agent will be paid by the Shareholders. The fees and expenses of the Escrow Agent will be paid as set forth in the Escrow Agreement. The filing fees associated with filings under the Hart-Scott-Rodino Act will be paid by Millers.

     7.2 Additional Agreements. Subject to the terms and conditions herein provided, each of the parties hereto agrees (i) to use all reasonable efforts to take, or cause to be taken, all action and (ii) to use all reasonable efforts to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement and to cooperate with each other in connection with the foregoing, (iii) to use all reasonable efforts to obtain all necessary waivers, consents and approvals from other parties to material loan agreements, leases and other contracts and to notify each of the other parties hereto of any request for prepayment with respect thereto; provided however, all reasonable efforts with respect to obtaining waivers, consents and approvals under loan agreements does not obligate the parties hereto to make any prepayment on any such loan, (iv) to use all reasonable efforts to obtain all necessary consents, approvals and authorizations as are required to be obtained under any federal, state, local or foreign law or regulations, (v) to defend all lawsuits or other legal proceedings challenging this Agreement or the consummation of the transactions contemplated hereby, (vi) to use all reasonable efforts to lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated hereby, and (vii) to use all reasonable efforts to effect all necessary registrations and filings and submissions of information required or requested by governmental authorities.

     7.3 Notification of Certain Matters. Each party will promptly give written notice to the other parties upon becoming aware of the occurrence or failure to occur, or impending or threatened occurrence or failure to occur, of any event that would cause or constitute, or would be likely to cause or constitute, a breach of any of its representations, warranties or covenants contained in this Agreement and will use all reasonable efforts to prevent or promptly remedy the occurrence or failure. No such notification shall limit or affect the representations, warranties, covenants or conditions or remedies of the parties hereunder.

     7.4         Access to Information.

                 (a) The Company shall, and shall cause the Subsidiary and the Company's officers, directors, employees and agents to, afford the officers, employees and agents of Millers and Merger Sub complete access at all reasonable times to its officers, employees, agents, properties, facilities, books, records and contracts and shall furnish Millers and Merger Sub all financial, operating and other data and information as Millers and Merger Sub through their officers, employees or agents, may reasonably request. Millers and Merger Sub will hold and will cause their respective representatives to hold in strict confidence all documents and information concerning the Company furnished to Millers or Merger Sub in connection with the transactions contemplated by this Agreement (except to the extent that such information can be shown to have been (i) previously known by Millers or Merger Sub (or their respective affiliates) prior to its disclosure to Millers or Merger Sub by the Company, (ii) in the public domain through no fault of Millers or Merger Sub or (iii) later lawfully acquired by Millers or Merger Sub (or their respective affiliates) from other sources and will not release or disclose such information to any other person, except in connection with this Agreement to (i) their respective auditors, attorneys, financial advisors and other consultants or advisors, and (ii) responsible financial institutions, partnerships and individuals after Millers or Merger Sub, as the case may be, has made reasonable efforts to cause such financial institutions, partnerships and individuals to agree to be bound by the provisions of this Section 7.4 as if the reference to Millers or Merger Sub herein were to them (it being understood that such persons shall be informed by Millers or Merger Sub of the confidential nature of such information and shall be directed by Millers or Merger Sub to treat such information confidentially); provided that Millers, Merger Sub and their respective representatives may provide such documents and information in response to judicial or administrative process or applicable governmental laws, rules, regulations, orders or ordinances, but only that portion of the documents or information which, on the advice of counsel, is legally required to be furnished, and provided that Millers or Merger Sub, as the case may be, notifies the Company of its obligation to provide such information prior to such disclosure and fully cooperates with the Company to protect the confidentiality of such documents and information under applicable law. If the transactions contemplated by this Agreement are not consummated, such confidence shall be maintained except to the extent such information can be shown to have been (i) previously known by Millers, Merger Sub or their respective affiliates, prior to its disclosure to Millers or Merger Sub by the Company, (ii) in the public domain through no fault of Millers or Merger Sub, or (iii) later lawfully acquired by Millers, Merger Sub or their respective affiliates, from other sources, and, if requested by the Company, Millers or Merger Sub will destroy or return to the Company all copies of written information furnished by the Company to Millers, Merger Sub or their respective affiliates, agents, representatives or advisers.

                 (b) No investigation pursuant to this Section 7.4 shall affect any representations or warranties of the parties herein or the conditions to the obligations of the parties hereto; provided however, that no party hereto shall intentionally withhold notice to the other parties hereto of any breach of representation or warranty by such other parties or failure by such other parties to perform their obligations hereunder; provided further, that the failure by any party to provide such notice shall not be deemed a waiver of any condition, right or remedy hereunder.

     7.5 Information for Other Filings. The parties represent to each other that the information provided and to be provided by Millers, Merger Sub and the Company, respectively, for use in any document to be filed with any other governmental agency or authority in connection with the transactions contemplated hereby shall, at the respective times such documents are filed with the governmental agency or authority and on the Effective Date be true and correct in all material respects and shall not omit to state any material fact required to be stated therein or necessary in order to make such information not false or misleading, and the Company, Millers and Merger Sub each agree to so correct any such information provided by it for use in such documents that shall have become false or misleading.

                                   ARTICLE 8
                                   CONDITIONS

     8.1         Conditions to Obligation of Each Party to Effect the Merger.
The obligations of each party to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following conditions:

                 (a) the Merger shall have been approved and adopted by the requisite vote of the shareholders of the Company required by the Wisconsin Law;

                 (b) any waiting period (and any extension thereof) applicable to the consummation of the Merger under the Hart-Scott-Rodino Act shall have expired or been terminated and all filings required to be made prior to the Effective Time with, and all consents, approvals, permits, and authorizations required to be obtained prior to the Effective Time from, governmental and regulatory authorities in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement will have been made or obtained (as the case may be); and

                 (c) no preliminary or permanent injunction or other order, decree or ruling issued by a court of competent jurisdiction or by a governmental, regulatory or administrative agency or commission nor any statute, rule, regulation or executive order promulgated or enacted by any governmental authority shall be in effect that would make the acquisition or holding directly or indirectly by Millers of the shares of Common Stock of the Surviving Corporation illegal or otherwise prevent the consummation of the Merger.

     8.2 Additional Conditions to the Obligation of the Company. The obligation of the Company to effect the Merger is also subject to the fulfillment at or prior to the Effective Time of the following conditions (unless waived):

                 (a) each of Millers and Merger Sub shall in all material respects have performed each obligation and agreement and complied with each covenant to be performed and complied with by it hereunder on or prior to the Effective Time;

                 (b) the representations and warranties of Millers and Merger Sub in this Agreement shall be true and correct in all material respects when made and at the Effective Time with the same force and effect as though made at such time, except as affected by the transactions contemplated hereby;

                 (c) Millers and Merger Sub shall have furnished to the Company a certificate, dated the Effective Date, signed by a responsible officer of each of Millers and Merger Sub, to the effect that all conditions set forth in Section 8.2(a) and (b) have been satisfied; and

                 (d) the Company and the Management Shareholders shall have received an opinion dated the Effective Date of counsel to Millers and Merger Sub, substantially in the form of Exhibit E hereto, which opinion shall be satisfactory to counsel for the Company.

                 (e) Employment Agreements in the forms attached as Exhibits D-1 and D-2 shall have been executed and delivered to the appropriate parties by the Surviving Corporation.

                 (f) The Company shall have received a copy of the resolutions of the Boards of Directors of Millers and Merger Sub authorizing the execution, delivery and performance of the Agreement and the consummation of the transactions contemplated hereby and a copy of the resolutions of Millers as the sole shareholder of Merger Sub approving the Merger, all certified by the secretaries of Millers and Merger Sub on the Effective Date. Such certificates shall state that the resolutions set forth therein have not been amended, modified, revoked or rescinded as of the date of such certificates;

                 (g) The Company shall have received a certificate of the secretary of Millers and Merger Sub dated the Effective Date, as to the incumbency and signature of the officers of Millers and Merger Sub executing this Agreement and any certificate, agreement or other documents to be delivered pursuant hereto, together with evidence of the incumbency of such secretary;

                 (h) The Company shall have received (i) a copy, certified as of a date reasonably close to the Effective Date by the Department of Financial Institutions of Wisconsin, of the Articles of Incorporation, together with all amendments thereto, of Merger Sub, (ii) a copy, certified as of the Effective Date by the secretary or an assistant secretary of Merger Sub, of the bylaws of Merger Sub in effect on the Effective Date, (iii) a certificate or telex confirmation as of the Effective Date from the Department of Financial Institutions of Wisconsin as to the existence of Merger Sub as a Wisconsin corporation, and (iv) a certificate dated the Effective Date from the secretary of assistant secretary of Merger Sub to the effect that the documents delivered pursuant to (i) are true and correct copies of such documents as are on file with the Department of Financial Institutions of Wisconsin and no action has been taken to amend, modify or repeal such documents, the same being in full force and effect in such form on the Effective Date.

                 (i) Millers and Merger Sub shall have delivered to the Company all necessary consents, waivers, authorizations and approvals so that the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not (i) conflict with, violate or result in a breach of any provision of the charter documents or bylaws of Millers or Merger Sub, (ii) conflict with or violate any law, rule, regulation, ordinance, order, writ, injunction, decree, license or permit applicable to Millers or Merger Sub or by which any of their properties or assets is bound or effected.

                 (j) The Escrow Agreement shall have been executed and delivered by the Surviving Corporation and the Escrow Agent.

     8.3 Additional Conditions to the Obligations of Millers and Merger Sub. The obligations of Millers and Merger Sub to effect the Merger are also subject to the fulfillment at or prior to the Effective Time of the following conditions (unless waived):

                 (a) the Company shall in all material respects have performed each obligation and agreement and complied with each covenant to be performed and complied with by it hereunder on or prior to the Effective Time;

                 (b) the representations and warranties of the Company and the Management Shareholders in this Agreement shall be true and correct in all material respects when made and at the Effective Time with the same force and effect as though made at such time, except as affected by the transactions contemplated hereby;

                 (c) the Company shall have furnished to Millers and Merger Sub a certificate, dated the Effective Date, signed by a responsible officer of the Company, to the effect that all conditions set forth in Section 8.3(a) and (b) have been satisfied;

                 (d) all of the members of the Company's Board of Directors, except for those directors listed in Schedule 1.4 hereto, shall have irrevocably tendered their resignations effective as of the Effective Time and the Company shall have accepted such resignations;

                 (e) Millers and Merger Sub shall have received an opinion dated the Effective Date of counsel to the Company, substantially in the form of Exhibit F hereto, which opinion shall be satisfactory to counsel for Millers and Merger Sub;

                 (f) Except as otherwise provided in the Employment Agreement of Robert Agazzi attached hereto as Exhibit D-2 with respect to Employer Advances made under the Insurance Agreement referenced therein, all outstanding loans owed by any Shareholder, officer or director of the Company shall have been repaid in full to the Company and the releases described in Section 3.21 shall have been delivered to the Company;

                 (g) Millers and Merger Sub shall have received a copy of the resolutions of the Board of Directors of the Company authorizing the execution, delivery and performance of the Agreement and the consummation of the transactions contemplated hereby and a copy of the resolutions of the Shareholders of the Company approving the Merger (including the Shareholders' Agent Agreement and the Escrow Agreement), all certified by the Secretary of the Company on the Effective Date. Such certificates shall state that the resolutions set forth therein have not been amended, modified, revoked or rescinded as of the date of such certificates;

                 (h) Millers and Merger Sub shall have received a certificate of the Secretary of the Company dated the Effective Date, as to the incumbency and signature of the officers of the Company executing this Agreement and any certificate, agreement or other documents to be delivered pursuant hereto, together with evidence of the incumbency of such Secretary;

                 (i) Millers and Merger Sub shall have received (i) a copy, certified as of a date reasonably close to the Effective Date by the Department of Financial Institutions of Wisconsin, of the Articles of Incorporation, together with all amendments thereto, of the Company, (ii) a copy, certified as of a date reasonably close to the Effective Date by the Department of Financial Institutions of Wisconsin, of the Articles of Incorporation, together with all amendments thereto, of the Subsidiary,
     (iii) a copy, certified as of the Effective Date by the Secretary or an Assistant Secretary of the Company, of the bylaws of the Company in effect on the Effective Date, (iv) a copy, certified as of the Effective Date by the Secretary or an Assistant Secretary of the Subsidiary, of the bylaws of the Subsidiary in effect on the Effective Date, (v) a certificate or telex confirmation as of the Effective Date from the Department of Financial Institutions of Wisconsin as to the existence of the Company as a Wisconsin corporation, (vi) a certificate or telex confirmation as of the Effective Date from the Department of Financial Institutions of Wisconsin as to the existence of the Subsidiary as a Wisconsin corporation, (vii) a certificate or telex confirmation as of not more than five business days prior to the Effective Date from the office of the Secretary of State, Comptroller or other appropriate public official in each state in which the Company is qualified to conduct business certifying that the Company is in good standing in each such state, (viii) a certificate dated the Effective Date from the Secretary or Assistant Secretary of the Company to the effect that the documents delivered pursuant to (i) are true and correct copies of such documents as on file with the Department of Financial Institutions of Wisconsin and no action has been taken to amend, modify or repeal such documents, the same being in full force and effect in such form on the Effective Date, and (ix) a certificate dated the Effective Date from the Secretary or Assistant Secretary of the Subsidiary to the effect that the documents delivered pursuant to (ii) are true and correct copies of such documents as on file with the Department of Financial Institutions of Wisconsin and no action has been taken to amend, modify or repeal such documents, the same being in full force and effect in such form on the Effective Date;

                 (j) The Company shall have delivered to Millers and Merger Sub all necessary consents, waivers, authorizations and approvals so that the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby (including the change of control of the Company) will not (i) result in the acceleration or termination of, or the creation in any party of the right to accelerate, terminate, modify or cancel, any indenture, contract, lease, sublease, loan agreement, note or other obligation or liability to which the Company or the Subsidiary is a party or is bound or to which any of their assets are subject, (ii) conflict with, violate or result in a breach of any provision of the charter documents or bylaws of the Company or the Subsidiary, (iii) conflict with or violate any law, rule, regulation, ordinance, order, writ, injunction, decree, license or permit applicable to the Company or the Subsidiary or by which any of their properties or assets is bound or affected or (iv) conflict with or result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or result in the creation of any lien, charge or encumbrance on any of the properties or assets of the Company or the Subsidiary pursuant to any of the terms, conditions or provisions of any indenture, contract, lease, sublease, loan agreement, note, permit, license, franchise, agreement or other instrument, obligation or liability to which the Company or the Subsidiary is a party or by which the Company or the Subsidiary or any of their assets is bound or affected;

                 (k) All schedules to be prepared and provided by the Company shall have been delivered to Millers and Merger Sub prior to the Effective Time in form and substance acceptable to Millers and Merger Sub in their sole discretion;

                 (l) The Shareholders' Agent Agreement shall have been fully executed and delivered by all parties thereto;

                 (m) The Escrow Agreement shall have been executed and delivered by the Shareholders' Agent and the Escrow Agent;

                 (n) The Board of Directors of the Company shall have terminated the Company's Performance Share Plan;

                 (o) Employment Agreements in the forms attached as Exhibits D-1 and D-2 shall have been executed and delivered to the Surviving Corporation by each employee named therein.

                 (p) The Company shall have delivered to Millers and Merger Sub a letter from CUNA Mutual Insurance Society ("CUNA") confirming that no defaults exist under the Restated License Agreement dated November 30, 1994 between the Company and CUNA;

                 (q) The Company shall have delivered to Millers and Merger Sub landlord waivers and estoppel letters, in form satisfactory to Millers, from each lessor of real estate leased by the Company set forth on Schedule 8.3(q);

                 (r) The Company shall have delivered to Millers and Merger Sub a waiver and letter of estoppel from The City of Sheboygan, in form satisfactory to Millers, stating that the conditions to improvements required for certificate of completion under the Contract for Sale of Land for Private Development dated November 1, 1988 between the Company and The Redevelopment Authority of Sheboygan, Wisconsin have been satisfied;

                 (s) the holders of not more than 1% of the shares of Common Stock outstanding immediately prior to the vote by the Shareholders to approve and adopt the Merger and this Agreement shall have exercised dissenters' rights under the Wisconsin Law;

                 (t) the Company shall have received and delivered to Millers and Merger Sub the written agreement of Norwest Bank Wisconsin N.A. in form and substance acceptable to Millers and Merger Sub (i) consenting to the change of control of the Company contemplated by the Merger (ii) consenting to the pledge of assets of the Company to NationsBank of Texas, N.A. ("Millers' Lender") in connection with financing provided by Millers' Lender and (iii) entering into such intercreditor or similar agreements as may be required by Millers' Lender;

                 (u) The Company shall have received and delivered to Millers and Merger Sub assignments of rights from the present or former employees or consultants set forth on Schedule 8.3(u) with respect to the software programs set forth on Schedule 8.3(u);

                 (v)      The Company shall have conveyed and transferred the
     Schedule 3.8 property owned by the Company (the "Transferred Property") to Riverview Building, LLC pursuant to a contract of sale and a deed in form and substance approved by Millers and fully executed copies of which shall have been delivered to Millers and Merger Sub;

                 (w) Riverside Building, LLC shall have paid or refinanced without recourse to the Company all indebtedness of the Company secured by the Transferred Property and the Company shall have received and delivered to Millers and Merger Sub evidence of the satisfaction and payment of all indebtedness of the Company secured by the Transferred Property;

                 (x) The Company and Riverside Building, LLC shall have each executed and delivered a Building Lease in the form of Exhibit G hereto pursuant to which the Company shall lease the Transferred Property from Riverside Building, LLC; and

                 (y) The Company shall have received and delivered to Millers and Merger Sub a Nondisturbance Agreement in form and substance approved by Millers from any lender to Riverside Building, LLC whose loan is secured by the Transferred Property; and

                 (z) The Company shall have received and filed in all applicable jurisdictions a UCC-3 termination statement terminating the lien on the Company's assets heretofore filed by ITT Commercial Finance Corp.

                                   ARTICLE 9
                       TERMINATION, AMENDMENT AND WAIVER

     9.1 Termination. This Agreement may be terminated at any time prior to the Effective Time:

                 (a) by mutual written consent of the Boards of Directors of Millers, Merger Sub and the Company;

                 (b) by either of the Boards of Directors of Merger Sub or the Company if the Effective Time shall not have occurred on or before March 31, 1997; provided, however, that the right to terminate under this
     Section 9.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date;

                 (c) if a court of competent jurisdiction or governmental, regulatory or administrative agency or commission shall have issued an order, decree or ruling or taken any other action (which order, decree or ruling the parties hereto shall use all reasonable efforts to lift), in each case permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such order, decree, ruling or other action shall have become final and nonappealable; or

                 (d) by Millers and Merger Sub if, subsequent to the date hereof and prior to the Effective Date, there is any material adverse change in the condition (financial or otherwise), business, operations, liquidity, property, assets, liabilities, obligations or prospects of the Company; or

                 (e) By Millers or the Company (i) if there has been a breach in any material respect of any representation, warranty, covenant or agreement on the part of Millers and Merger Sub, on the one hand, or the Company and Management Shareholders, on the other hand, respectively, set forth in this Agreement or (ii) if any representation or warranty of Millers or Merger Sub, on the one hand, or the Company and Management Shareholders, on the other hand, respectively, shall be discovered to have become untrue in any material respect in either case which breach or other condition has not been cured within ten business days following receipt by the nonterminating party of notice of such breach or other condition.

     9.2 Effect of Termination. Except as set forth in Sections 7.1 and 7.4(a), upon the termination of this Agreement pursuant to Section 9.1, this Agreement shall forthwith become null and void, except that nothing herein shall relieve any party from liability for any breach of this Agreement prior to such termination.

     9.3 Amendment. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

     9.4 Waiver. At any time prior to the Effective Time, any term, provision or condition of this Agreement may be waived in writing (or the time for performance of any of the obligations or other acts of the parties hereto may be extended) by the party that is entitled to the benefits thereof.

                                   ARTICLE 10
                                INDEMNIFICATION

     10.1        Indemnification for Costs.  Subject to the terms of this
Article 10, the Shareholders shall indemnify and hold harmless Millers and the Surviving Corporation, their officers, directors, employees and controlling persons from any liability, damage, deficiency, loss, penalty, cost or expense, including reasonable attorneys fees and costs of investigating and defending against lawsuits, complaints, actions or other pending or threatened litigation (being hereafter referred to in this Article 10 as "Millers Costs"), arising from or attributable to (i) any breach of any representation, warranty or agreement made by the Company or the Management Shareholders hereunder or in any certificate delivered in connection with the transactions contemplated herein, (ii) Millers Costs incurred as a result of any failure to timely file Forms 5500 or similar filings as referenced in Schedule 3.20 or (iii) Millers Costs incurred as a result of any failure to timely make the Top Hat filing required by Department of Labor Regulation Section 2520.104-23 as referenced in
Schedule 3.20. Notwithstanding any other provisions of this Agreement or any other agreement, instrument or document to the contrary, no indemnification pursuant to this Section 10.1 shall be payable pursuant to the Escrow Agreement unless and until the Millers Costs exceed $100,000.00 in the aggregate. At such time as Millers Costs exceed $100,000.00 in the aggregate, the Shareholders shall, to the extent of the amount in the Millers Account (as defined in the Escrow Agreement), be liable to Millers and the Surviving Corporation for all Millers Costs in excess of $100,000.00.

     10.2 Indemnification for Philadelphia Settlement Costs. The Company is a party to that certain License Agreement dated April 6, 1995 (as amended, modified, or supplemented from time to time, the "Philadelphia Contract") between the Company and the Philadelphia Contributionship for the Insurance of Houses from Loss by Fire ("Philadelphia") under which Philadelphia has asserted certain claims against the Company with respect to products or services purchased by

Philadelphia under the Philadelphia Contract. Subject to the limitations set forth in this Section 10.2 and notwithstanding any disclosure of disputes under the Philadelphia Contract referenced in the Schedules hereto, the Shareholders shall indemnify and hold harmless Millers and the Surviving Corporation, their officers, directors, employees and controlling persons from any and all Philadelphia Settlement Costs (as hereinafter defined). For the purposes of this Agreement, "Philadelphia Settlement Costs" shall mean the aggregate of (i) the amount of all unpaid services rendered by the Surviving Corporation after the Effective Date to seek to remedy claims under the Philadelphia Contract at the rates set forth in the December 31, 1996 system budget with respect to the Philadelphia Contract or, to the extent that the rate for any services are not set forth therein, at rates generally charged by the Company for such services to other customers, (ii) the amount of any receivables from Philadelphia that have been written off by the Company or that may be written off by the Surviving Corporation in connection with the Philadelphia Contract, (iii) any amounts paid in settlement of claims asserted by Philadelphia under the Philadelphia Contract, and (iv) all other liability, damage, deficiency, loss, penalty, cost or expense, including reasonable attorney fees and costs incurred by the Surviving Corporation in connection with investigating, asserting, initiating and pursuing any claims by the Company or the Surviving Corporation against Philadelphia and investigating, responding to, defending and settling claims asserted under the Philadelphia Contract. Notwithstanding any other provisions of this Agreement or any other agreement, instrument or document to the contrary, no indemnification pursuant to this Section 10.2 shall be payable pursuant to the Escrow Agreement unless and until the Philadelphia Settlement Costs exceed $250,000.00 in the aggregate. At such time as Philadelphia Settlement Costs exceed $250,000.00 in the aggregate, the Shareholders shall, to the extent of the amount in the Philadelphia Account (as defined in the Escrow Agreement), be liable to Millers and the Surviving Corporation for all Philadelphia Settlement Costs in excess of $250,000.00.

     10.3 Indemnification for Tax Liabilities. Notwithstanding any other provisions of this Agreement or any other agreement, instrument or document to the contrary, no indemnification pursuant to Section 10.1 shall be payable pursuant to the Escrow Agreement with respect to (i) any breach of
Section 3.7 hereof, (ii) Millers Costs incurred as a result of any failure to timely file Forms 5500 or similar filings as referenced on Schedule 3.20 or
(iii) Millers Costs incurred as a result of any failure to timely make the Top Hat filing required by the Department of Labor Regulation Section 2520.104-23 as referenced on Schedule 3.20; provided that adequate reserves of up to $300,000.00 have been established on the balance sheet of the Company as of December 31, 1996 for any such tax or Department of Labor liability relating to any period prior to December 31, 1996.

     10.4 Remedies. Notwithstanding any other provisions of this Agreement or any other agreement, instrument or document to the contrary, the Shareholder's indemnity obligations pursuant to Section 10.1 shall be limited to the amount of the Millers Account established pursuant to the Escrow Agreement and the Shareholders' indemnity obligations pursuant to Section 10.2 shall be limited to the amount of the Philadelphia Account established pursuant to the Escrow Agreement.

     10.5 Indemnification by Millers and Surviving Corporation. Millers and the Surviving Corporation shall indemnify and hold harmless the Shareholders from any liability, damage, deficiency, loss, penalty, cost or expense, including reasonable attorneys' fees and reasonable costs of investigating and defending against any lawsuits, complaints, actions or other pending or threatened litigation (being hereinafter referred to in this Section
10.5 as "Shareholder Costs"), arising from or attributable to any breach of any representation, warranty or agreement made by Millers or Merger Sub hereunder, or in any certificate delivered in connection with the transaction contemplated herein. Notwithstanding any other provisions of this Agreement or any other agreement, instrument or document to the contrary, no indemnification pursuant to this Section 10.5 shall be payable to any Shareholders unless and until the Shareholders Costs exceed $100,000.00 in the aggregate. At such time as Shareholders Costs exceed $100,000.00 in the aggregate, Millers and the Surviving Corporation shall be liable to the Shareholders for all Shareholder Costs in excess of $100,000.00 provided, however, that in no event shall the aggregate liability of Millers and the Surviving Corporation for Shareholders Costs exceed $1,000,000.00.

     10.6 Shareholders Remedies. Any claims by the Shareholders for indemnification hereunder shall be made solely by the Shareholders' Agent on behalf of the Shareholders. The liability of Millers and the Surviving Corporation for all indemnification claims made in connection with this Agreement pursuant to Section 10.5 shall be satisfied solely by payment to the Disbursing Agent on behalf of all Shareholders. Neither Millers nor the Surviving Corporation shall have any obligation or liability for the payment of any indemnification amounts directly to any Shareholder or for the disbursement of any funds paid by Millers or the Surviving Corporation to the Disbursing Agent on behalf of the Shareholders. To the extent that all or any portion of the Escrow Amount becomes payable to the Shareholders, such payment shall be made by the Escrow Agent to the Disbursing Agent for disbursement to the Shareholders in accordance with the instructions of the Shareholders' Agent. Neither Millers nor the Surviving Corporation shall be responsible in any manner whatsoever for (i) any failure or inability of the Shareholders' Agent or the Disbursing Agent to honor any provisions of this Agreement, the Shareholders' Agent Agreement or the Escrow Agreement, (ii) any instructions given by the Shareholders' Agent to the Disbursing Agent or failure to give such instructions by the Shareholders' Agent, (iii) the investment of funds held by the Shareholders' Agent or the Disbursing Agent or (iv) the amount or timing of the disbursement of funds by the Shareholders' Agent or the Disbursing Agent.

10.7        Procedures for Resolution and Payment of Claims for
Indemnification.

                 (a)      If a party entitled to be indemnified under this
     Article 10 (the "Indemnitee") shall incur any Millers Costs, Philadelphia Settlement Costs or Shareholders Costs, as the case may be (Millers Costs, Philadelphia Settlement Costs and Shareholders Costs hereinafter referred to as "Costs") or determine that it is likely to incur any Costs, including without limitation claims by third parties, and believes that it is entitled to be indemnified against such Costs by another party hereunder (the "Indemnitor"), such Indemnitee shall deliver to the Indemnitor a certificate (an "Indemnity Certificate") signed by the Indemnitee which Indemnity Certificate shall:

                          (i) state that the Indemnitee has paid or properly accrued Costs, or anticipates that it will incur liability for Costs for which such Indemnitee is entitled to indemnification pursuant to this Agreement; and

                          (ii) specify in reasonable detail each individual item of Cost included in the amount so stated, the date such item was paid or properly accrued, the basis for any anticipated liability, the nature of the misrepresentation, breach of warranty or breach of covenant to which each such item is related and the computation of the amount to which such Indemnitee claims to be entitled hereunder.

                 (b) In case the Indemnitor shall object to the indemnification of an Indemnitee in respect of any claim or claims specified in any Indemnity Certificate, the Indemnitor shall within 30 days after receipt by the Indemnitor of such Indemnity Certificate deliver to the Indemnitee a written notice to such effect and the Indemnitor and the Indemnitee shall, within the 30-day period beginning on the date of receipt by the Indemnitee of such written objection, attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims to which the Indemnitor shall have so objected. If the Indemnitee and the Indemnitor shall succeed in reaching agreement on their respective rights with respect to any of such claims, the Indemnitee and the Indemnitor shall promptly prepare and sign a memorandum setting forth such agreement. If Indemnitee and the Indemnitor are unable to agree as to any particular item or items or amount or amounts, then Indemnitee and the Indemnitor shall arbitrate such dispute pursuant to Section 11.5 hereof.

                 (c) Claims for Costs specified in any Indemnity Certificate to which an Indemnitor shall not object in writing, claims for Costs covered by a memorandum of agreement of the nature described in paragraph (b), claims for Costs the validity and amount of which have been the subject of arbitration as described in paragraph (b) and claims for Costs the validity and amount of which shall have been the subject of a final judicial determination are hereinafter referred to, collectively, as "Agreed Claims".

                 (d) Promptly after the assertion by any third party of any claim against any Indemnitee that, in the judgment of such Indemnitee, may result in the incurrence by such Indemnitee of Costs for which such Indemnitee would be entitled to indemnification pursuant to this Agreement, such Indemnitee shall deliver to the Indemnitor a written notice describing in reasonable detail such claim and such Indemnitor may, at its option, assume the defense of the Indemnitee against such claim (including the employment of counsel, who shall be satisfactory to such Indemnitee, and the payment of expenses). Any Indemnitee shall have the right to employ separate counsel in any such action or claim and to participate in the defense thereto, but the fees and expenses of such counsel shall not be at the expense of the Indemnitor unless (i) the Indemnitor shall have failed, within a reasonable time after having been notified by the Indemnitee of the existence of such claim as provided in the preceding sentence, to assume the defense of such claim, (ii) the employment of such counsel has been specifically authorized by the Indemnitor, or (iii) the named parties to any such action (including any impleaded parties) include both such Indemnitee and the Indemnitor and such Indemnitee shall have been advised in writing by such counsel that there may be one or more legal defenses available to it which are different from or additional to those available to Indemnitor. No Indemnitor shall be liable to indemnify any Indemnitee for any settlement of any such action or claim effected without the consent of the Indemnitor, but if settled with the written consent of the Indemnitor, or if there be a final judgment for the plaintiff in any such action, then the Indemnitor shall, subject to the terms of this Agreement, indemnify and hold harmless each Indemnitee from and against any loss or liability by reason of such settlement of judgment. If an Indemnitor assumes the defense of an Indemnitee against a claim asserted hereunder, the Indemnitee shall give the Indemnitor access to the Surviving Corporation's books and records as necessary to conduct such defense and cooperate in such defense.

                 (e) In the event that an Indemnitee subsequently recovers any or all of the amount of an Agreed Claim from a party other than the Indemnitor, the Indemnitee shall reimburse immediately to the Indemnitor, in cash, an amount equal to the amount of such previously paid Agreed Claim which shall have been recovered.

                                   ARTICLE 11
                               GENERAL PROVISIONS

     11.1 Public Statements. So long as this Agreement is in effect, neither the Company nor Millers shall, or shall permit any of its subsidiaries to, issue or cause the publication of any press release or other announcement with respect to the Merger or this Agreement without consulting with and obtaining the consent of the other parties; provided, however, that such consent shall not be required where such release or announcement is required by applicable law.
     11.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered personally, mailed by certified mail (return receipt requested) or sent by Fed Ex or other nationally recognized overnight delivery service or facsimile transmission (if also sent by personal delivery, certified mail or overnight delivery service) to the parties at the following addresses or at such other addresses as shall be specified by the parties by like notice:

                 (a)      if to Millers or Merger Sub:

                          Millers Integrated Claims Resources, Inc.
                          300 Burnett Street
                          Fort Worth, Texas  76102-2799
                          Attn:  F. George Dunham, III
                          Facsimile No. (817) 348-3765

                          with a copy to:

                          Akin, Gump, Strauss, Hauer & Feld, L.L.P.
                          1700 Pacific Avenue, Suite 4100
                          Dallas, Texas  75201-4618
                          Attn:  Terry M. Schpok, P.C.
                          Facsimile No. (214) 969-4343

                 (b) if to the Company, the Management Shareholders or the Shareholders Agent:

                          Strategic Data Systems, Inc.
                          615 Pennsylvania Avenue
                          Sheboygan, Wisconsin  53082
                          Attn:  Stuart Warrington
                          Facsimile No. (414) 459-9123

                          with a copy to:

                          Reinhart Boerner Van Deuren Norris & Rieselbach, S.C. 1000 North Water Street, Suite 2100
                          Milwaukee, Wisconsin  53202-0900
                          Attn:  Richard W. Graber
                          Facsimile No. (414) 298-8097

Notice so given shall (in the case of notice so given by mail) be deemed to be given and received in the fourth calendar day after posting, in the case of notice so given by overnight delivery service on the date of actual delivery and, in the case of notice so given by facsimile transmissions or personal delivery, on the date of actual transmission or, as the case may be, personal delivery.

     11.3 Representations and Warranties. The representations and warranties of Millers and Merger Sub shall survive the Merger for a period of 18 months after the Effective Date notwithstanding any investigations which may have been made by any of the parties prior thereto. The respective representations and warranties of the Company and the Management Shareholders shall survive the Merger for a period of 18 months after the Effective Date notwithstanding any investigations which may have been made by any of the parties prior thereto.

     11.4 Closing. The Closing of the transactions contemplated by this Agreement shall take place at the offices of Akin, Gump, Strauss, Hauer & Feld, L.L.P. in Dallas, Texas or such other place as the parties may agree, as soon as practicable after the satisfaction or waiver of the conditions set forth in
Section 8.

     11.5 Arbitration. In the event of any dispute with respect to indemnification rights under Section 10.7(b) of this Agreement, then the parties to such dispute shall select a mutually agreeable arbitrator to settle such disputed item or claims and the amounts thereof and the decision of the arbitrator shall be binding on the parties. In the event that an arbitrator cannot be mutually agreed upon, such arbitrator shall be selected in accordance with the rules of the American Arbitration Association. The opinion of the arbitrator shall be made in writing and mailed to each party. The arbitrator so selected shall proceed in accordance with the rules of the American Arbitration Association and the costs of such arbitration, including the fees of the arbitrator, shall be paid in accordance with the decision of the arbitrator, provided that the arbitrator shall assess all costs against any party if he finds such party did not act in good faith. Any such arbitration shall be conducted in Chicago, Illinois.

     11.6 Miscellaneous. This Agreement (including the documents and instruments referred to herein) constitutes the entire agreement and supersedes all other prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof; is not intended to confer upon any other person any rights or remedies hereunder, shall not be assigned; and shall be governed in all respects, including validity, interpretation and effect, by the internal laws of the State of Wisconsin without giving effect, to the principles of conflict of laws thereof. This Agreement may be executed in one or more counterparts which together shall constitute a single agreement. If any provision of this Agreement shall be held to be illegal, invalid or unenforceable under any applicable law, then such contravention or invalidity shall not invalidate the entire Agreement. Such provision shall be deemed to be modified to the extent necessary to render it legal, valid and enforceable, and if no such modification shall render it legal, valid and enforceable, then this Agreement shall be construed as if not containing the provision held to be invalid, and the rights and obligations of the parties shall be construed and enforced accordingly.

                  AGREEMENT AND PLAN OF MERGER SIGNATURE PAGE

     IN WITNESS WHEREOF, Millers, Merger Sub, the Company and the Management Shareholders have caused this Agreement to be executed as of the date first above written.


MILLERS INTEGRATED CLAIMS               STRATEGIC DATA SYSTEMS, INC.
RESOURCES, INC.


By: /s/ F. GEORGE DUNHAM, III           By: /s/ STUART WARRINGTON
   ----------------------------------      ------------------------------------
     F. George Dunham, III, President        Stuart Warrington, Chief Executive
                                             Officer


MILLERS MERGER CORPORATION


By:
   ----------------------------------
     F. George Dunham, III, President


                           MANAGEMENT SHAREHOLDERS:

/s/ STUART H. WARRINGTON                  /s/ DONALD A. ARNDT
-------------------------------------     -------------------------------------
Stuart H. Warrington                      Donald A. Arndt

/s/ ROBERT K. AGAZZI                      /s/ LARRY L. GEHLE
-------------------------------------     -------------------------------------
Robert K. Agazzi                          Larry L. Gehle

/s/ BERNARD J. MITCHELL                   /s/ DAVID E. KRUEGER
-------------------------------------     -------------------------------------
Bernard J. Mitchell                       David E. Krueger

/s/ RICHARD K. GAUMER                     /s/ JON R. SANTA
-------------------------------------     -------------------------------------
Richard K. Gaumer                         Jon R. Santa


/s/ RONALD L. BOROWICZ                    Robert M. & Virginia O.
-------------------------------------     McKenna Revocable Trust
Ronald L. Borowicz

                                          By: /s/ ROBERT M. MCKENNA
                                             ----------------------------------
                                               Robert M. McKenna, Trustee


                                          The Stuart Warrington and Nancy
                                          Warrington 1997 Charitable Remainder
                                          Unitrust

                                          By: /s/ RICHARD PAULS
                                             ----------------------------------
                                               Richard Pauls, Trustee

                                                                    EXHIBIT 2.1

The following list sets forth the schedules to the Agreement and Plan of Merger that have been omitted from this Exhibit 2.1. The Company agrees to furnish supplementally a copy of any omitted schedule to the Securities and Exchange Commission upon request.


Schedule

  1.4         Directors and Officers of Surviving Corporation
  3.3         Partnerships and Joint Ventures
  3.4         Effect of Agreement
  3.5         Prepayment Penalties
  3.6         Absence of Certain Change or Events
  3.7         Taxes
  3.8         Real Property
  3.9         Environmental Matters
  3.10        Personal Property
  3.11        Contracts
  3.12        Legal Proceeding
  3.14        Patents, Trademarks, Franchises, etc.
  3.18        Insurance
  3.19        Employees
  3.20        Employee Plans
  3.21        Transactions with Related Parties
  3.22        Directors and Officers; Banks
  3.23        Material Assets
  4.1         Management Shareholders
  8.3(q)      Landlord Waivers and Estoppels
  8.3(u)      Copyright Assignments